EXHIBIT 10.52

CREDIT AGREEMENT

between

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

US ECOLOGY, INC.

dated

October 29, 2010

ARTICLE 5 - AFFIRMATIVE COVENANTS		30
5.1	Maintenance of Existence	30
5.2	Maintenance of Records	30
5.3	Maintenance of Properties	30
5.4	Conduct of Business	30
5.5	Maintenance of Insurance	30
5.6	Compliance with Laws	30
5.7	Right of Inspection	31
5.8	Reporting Requirements	31
5.9	Environment	33
5.10	Reimbursement of Lender Expenses	33
5.11	Bank Accounts	33
5.12	Canadian Pension and Benefit Plans	33

ARTICLE 6 - NEGATIVE COVENANTS		34
6.1	Liens	34
6.2	Debt	35
6.3	Mergers or Reorganization	35
6.4	Leases	36
6.5	Sale and Leaseback	36
6.6	Dividends	36
6.7	Sale of Assets	37
6.8	Investments	37
6.9	Guaranties	37
6.10	ERISA Plans	37
6.11	Transactions With Affiliates	37
6.12	Change of Name	38
6.13	Change in Management	38
6.14	Accounting	38
6.15	Location of Chief Executive Office	38

ARTICLE 7 - FINANCIAL COVENANTS		38
7.1	Funded Debt Ratio	38
7.2	Minimum Tangible Net Worth	38
7.3	Fixed Charge Coverage Ratio	39
7.4	Current Ratio	39

ARTICLE 8 - EVENTS OF DEFAULT		39
8.1	Events of Default	39
8.2	Cure of Event of Default	42

ARTICLE 9 - BANK’S RIGHTS AND REMEDIES		42
9.1	Specific Remedies	42
9.2	Set Off	43
9.3	Cumulative Remedies	43
9.4	Arbitration	43

ARTICLE 10 - MISCELLANEOUS		45
10.1	Amendments, Etc	45
10.2	Notices, Etc	45
10.3	No Waiver	46
10.4	Successors and Assigns	46
10.5	Integration	47
10.6	Application of Payments	47
10.7	Continuing Warranties, Representations and Covenants	47
10.8	Indemnity	47
10.9	Choice of Law and Venue	47
10.10	Severability of Provisions	48
10.11	Headings	48
10.12	Jury Trial Waiver	48
10.13	Destruction of Borrower’s Documents	48
10.14	Participations	48
10.15	Effective Date	49
10.16	Counterparts	49

EXHIBITS TO CREDIT AGREEMENT

Exhibit No.	Exhibit Description

2.1.1.1	Authorized Persons
2.1.1.2	LIBOR Loan Request Form
2.1.2	Form of Revolving Note
2.2.2	Form of Reducing Revolving Note
3.1.3	Form of Security Agreement
3.1.4	Form of Guarantor Security Agreement
3.1.5	Form of Opinion of Counsel for Borrower and Guarantors
3.1.12	Form of Letter to Accountants
4.10	Canadian Pension and Employee Plans
4.13	Debt
4.16	Subsidiaries
6.1	Permitted Liens
6.8	Borrower’s Investment Policy
6.10	ERISA Plans

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into effective as of October 29, 2010, between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and US ECOLOGY, INC., a Delaware corporation (“Borrower”).

The parties agree as follows:

AGREEMENT

ARTICLE 1 - DEFINITIONS AND ACCOUNTING TERMS

1.1   Defined Terms.  As used in this Agreement, the following capitalized terms shall have the meanings defined below.  Terms defined in the singular shall have the same meaning when used in the plural and vice versa.  Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Acquisition” means Borrower’s acquisition of all of the capital stock of Seaway TLC Inc. - Voie Maritime TLC Inc., a Canadian corporation, pursuant to the Acquisition Documents.

“Acquisition Agreement” means the Share Purchase Agreement dated September 13, 2010, among Marsulex Inc., Borrower, and US Ecology Canada Holdings Inc.

“Acquisition Documents” means the Acquisition Agreement and all other documents related thereto and executed in connection therewith.

“Adjusted LIBOR Interest Rate” means the rate per annum equal to the quotient of (i) Fixed Period LIBOR divided by (ii) one (1) minus the LIBOR Reserve Percentage for the applicable Interest Period, rounded upward, if necessary, to the nearest one-sixteenth of one percent.

“Affiliate” means any Person (1) who directly or indirectly controls, or is controlled by, or is under common control with the Borrower; (2) who directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Credit Agreement, as amended, supplemented, or modified from time to time.

“Bank” means Wells Fargo Bank, National Association, its successors and assigns.

“Base Rate” means the rate per annum equal to the quotient of (i) the Daily One Month LIBOR Rate divided by (ii) one (1) minus the LIBOR Reserve Percentage.  Each change in the Base Rate shall become effective each Business Day that the Bank determines that the Daily One Month LIBOR Rate has changed.

“Base Rate Loan” means any loan under this Agreement bearing interest at a rate based upon the Base Rate.

“Borrower” means US Ecology, Inc., a Delaware corporation.

“Business Day” means a day other than Saturday or Sunday and a day on which commercial banks are required to be open for business in Boise, Idaho, under the laws of the state of Idaho, and, if the applicable day relates to a LIBOR Loan, Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the Inter-Bank Market.

“Canadian Employee” means any employee or former employee of a Canadian Guarantor.

“Canadian Employee Benefits Legislation” means the Canada Pension Plan (Canada), and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

“Canadian Employee Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, unit purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employee group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees.

“Canadian Guarantor” means individually and collectively Stablex Canada Inc., a Canadian corporation, US Ecology Canada Holdings Inc., a Canadian corporation (“Canada Holdings”), and Seaway TLC Inc. – Voie Maritime TLC Inc., a Canadian corporation (“Seaway”), until such corporations amalgamate pursuant to the Canada Business Corporations Act, at which time “Canadian Guarantor” means Stablex Canada Inc., a Canadian corporation, as amalgamated.

“Canadian Pension Plan” means any pension plan required to be registered under the Income Tax Act (Canada) or any Canadian federal or provincial law and or contributed to by a Canadian Guarantor for its Canadian Employees or former Canadian Employees, but does not include the Canadian Pension Plan maintained by the Government of Canada.

“CEO” means Commercial Electronic Office, an electronic banking services platform Bank makes available to certain banking customers.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for an Obligation, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.  The Collateral includes, without limitation, all of Borrower’s now owned or hereafter acquired accounts, inventory, investment property, chattel paper, equipment, instruments, documents, deposit accounts, and general intangibles.

“Commitment Amount” means Twenty Million and 00/100 Dollars ($20,000,000.00), less the sum of (i) the aggregate stated amount of all Letters of Credit then outstanding and available for drawing, and (ii) the aggregate amount of unreimbursed drawings on Letters of Credit.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Daily One Month LIBOR Rate” means for any day the rate per annum for United States dollar deposits quoted by Bank and the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Loan.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

“Environmental Laws” shall mean and include, without limitation, the Resource Conversation and Recovery Act of 1976 (RCRA), 42 USC §§ 6901 et. seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) 42 USC §§ 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Hazardous Materials Transportation Authorization Act of 1994, 49 USC §§ 5101 et. seq., the Federal Water Pollution Control Act, 33 USC §§ 1251 et. seq., the Clean Air Act, 42 USC §§ 741 et. seq., the Clean Water Act, 33 USC § 7401, the Toxic Substances Control Act, 15 USC §§ 2601–2629, the Safe Drinking Water Act, 42 USC §§ 300f–300j, and all amendments thereto, and legally enforceable rules, regulations, orders, and decrees promulgated thereunder, and any other local, state, provincial, and/or federal laws, rules, regulations and ordinances, whether currently in existence or hereafter enacted, that govern, to the extent applicable to Borrower’s and its Subsidiaries’ businesses, properties and assets:  (a) the existence, cleanup and/or remedy of contamination on property; (b) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (c) the emission or discharge of Hazardous Substances into the environment; (d) the control of Hazardous Substances; or (e) the use, generation, transport, treatment, removal or recovery of Hazardous Substances.

“ERISA” means the Employment Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, including any regulations issued in connection therewith.

“Event of Default” means the occurrence of any of the events set forth in Section 8.1 of this Agreement.

“Fixed Period LIBOR” means the rate per annum for United States Dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for the loans making reference thereto, on the first day of an Interest Period for delivery of funds on said date for a period approximately equal to the number of calendar days in the Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies.  Bank may base its quotation on the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Interbank Market.

“GAAP” means the generally accepted accounting principles in effect from time to time in the United States of America consistently applied.

“Guarantors” means, jointly and severally, each of Borrower’s Subsidiaries, including, without limitation, US Ecology Illinois, Inc., a California corporation, US Ecology Texas, Inc., a Delaware corporation, American Ecology Recycle Center, Inc., a Delaware corporation, American Ecology Environmental Services Corporation, a Texas corporation, US Ecology Idaho, Inc., a Delaware corporation, US Ecology Nevada, Inc., a Delaware corporation, US Ecology Washington, Inc., a Delaware corporation, US Ecology Field Services, Inc., a Delaware corporation, US Ecology California, Inc., a Delaware corporation, US Ecology Stablex Holdings, Inc., a Delaware corporation, Gulfstream TLC, Inc., a Delaware corporation, and Canadian Guarantor.

“Guarantor Security Agreements” means the Security Agreements to be delivered to Bank by the Guarantors pursuant to Subsection 3.1.4 of this Agreement.

“Guaranty” means any guaranty of the Obligations executed by a Guarantor.

“Hazardous Substance” means (a) any oil, petroleum products, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants that (i) pose a hazard to Borrower’s owned or leased real property or to persons on or about such real property or (ii) cause Borrower’s or any Subsidiary’s owned or leased real property to be in violation of any Environmental Laws; (b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, or radon gas; (c) any chemical, material or substance defined as or included in the definition of “toxic waste,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any Environmental Laws; (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or agency or may or could pose a hazard to the health and safety of the occupants of Borrower’s owned or leased real property or the owners and/or occupants of property adjacent to or surrounding such real property or any other person coming upon such real property or adjacent property; and (e) any other chemical, materials or substance that may or could pose a hazard to the environment and are or become subject to regulation by any Environmental Laws.

“Interest Period” means with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as the Borrower may select, pursuant to this Agreement, on the numerically corresponding day in the first, third, or sixth, calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

“Lender Expenses” means all costs and expenses reasonably incurred by Bank in connection with the preparation, negotiation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, extension, renewal or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for Bank, incurred in connection with advising Bank as to its rights and responsibilities hereunder and structuring, drafting, reviewing, amending, or otherwise involving the Loan Documents, and all costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise.

“Letter of Credit” has the meaning set forth in Section 2.2.

“Letter of Credit Commitment” means Bank’s commitment to issue letters of credit from time to time in accordance with Section 2.2 of this Agreement.

“Letter of Credit Commitment Amount” means Twenty Million Dollars ($20,000,000), less the amount, if any, of the outstanding principal balance of the Revolving Loans.

“LIBOR Loan” means any loan under this Agreement bearing interest at a rate based upon Adjusted LIBOR Interest Rate.

“LIBOR Reserve Percentage” means the reserve percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term or any other applicable period hereunder.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement and/or interest or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code, the Personal Property Security Act, or comparable law of any jurisdiction, including under the laws of the Province of Quebec, to evidence any of the foregoing).

“Loan” means a Revolving Loan or a Reducing Revolving Loan.

“Loan Documents” means collectively this Agreement, any note executed by Borrower to the order of Bank and any other agreements or documents, whether now or hereafter existing, executed or delivered in connection with this Agreement or any amendment thereto, and any amendments, supplements, modifications, renewals, or extensions of any of the foregoing documents.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA.

“Obligations” means any and all loans, lines of credit, advances, letter of credit obligations, debts, overdrafts, liabilities, indebtedness, lease payments, guaranties, covenants, and duties owing by Borrower to Bank of any kind and description (whether advanced pursuant to or evidenced by the Loan Documents or any other instrument or agreement between Bank and Borrower), any debt, liability, or obligation owing by Borrower to others that Bank may have obtained by assignment or otherwise, any interest not paid when due, all Lender Expenses, and all renewals, extensions, and modifications of the foregoing, or any part thereof, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.1 of this Agreement.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any pension plan that is covered by Title IV of ERISA and in respect of which any Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate Loan” means any loan under this Agreement bearing interest at a rate based upon the Prime Rate.

“Prime Rate” means the Bank’s announced rate of interest referred to as its prime rate used as a reference point from which the cost of credit to customers may be calculated.  The Prime Rate is subject to change from time to time.  The Prime Rate is not intended to be the lowest rate of interest charged by the Bank to its borrowers, and Bank may make loans to other Persons bearing interest at, above, or below the Prime Rate.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Reducing Revolving Commitment Amount” means Seventy-five Million and 00/100 Dollars ($75,000,000.00) through June 29, 2011, then reduced by Two Million Seven Hundred Eighty Thousand Dollars ($2,780,000.00) on the last day of each June, September, December, and March beginning June 30, 2011, continuing through the Reducing Revolving Maturity Date.

“Reducing Revolving Loans” shall have the meaning assigned to such term in Section 2.2 of this Agreement.

“Reducing Revolving Maturity Date” means November 1, 2015, or such other date as Bank and Borrower may agree upon in writing from time to time.

“Reducing Revolving Note” means the promissory note described in Subsection 2.2.2.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1 of this Agreement.

“Revolving Maturity Date” means June 15, 2013, or such other date as Bank and Borrower may agree upon in writing from time to time.

“Revolving Note” means the promissory note described in Subsection 2.1.2.

“Security Agreement” means the Security Agreement to be delivered to Bank by the Borrower pursuant to Subsection 3.1.2 of this Agreement.

“Subsidiary” means, as to the Borrower, a corporation, association, trust, or other business entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or interest having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation or business entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower.

1.2   Accounting Terms.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.4, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

1.3   Quebec Matters.  For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) ”joint and several” shall include “solidary”; (l) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (m) “easement” shall include “servitude”; (n) “priority” shall include “prior claim”; (o) “state” shall include “province”; (p) “accounts” shall include “claims”.  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

ARTICLE 2 - LOANS AND TERMS OF PAYMENT

2.1   Revolving Line of Credit.  Upon the request of Borrower, made at any time and from time to time from the date hereof until the Maturity Date, and so long as no Event of Default has occurred, Bank shall make loans (the “Revolving Loans”) to Borrower in an aggregate principal amount not to exceed at any time outstanding the Commitment Amount.  Subject to the terms of this Agreement, loans made by Bank may be repaid and reborrowed, up to and including the Maturity Date.  If at any time and for any reason the amount of advances made pursuant to this Section exceed the above dollar limitation, then Borrower, upon Bank’s election and demand, shall immediately pay to Bank in cash the amount of such excess.

2.1.1   Manner of Requesting.

2.1.1.1   Prime Rate and Base Rate Loans.  Except for Sweep Loans described below, Bank is authorized to make a Prime Rate or Base Rate Revolving Loan upon written or, at the discretion of Bank, telephonic instructions received from any person purporting to be a person identified in the attached Exhibit 2.1.1.1 or such other persons as Borrower may from time to time designate in writing to Bank.  Upon receipt of such instructions and fulfillment of the applicable conditions set forth in Article 3, Bank shall make the Revolving Loan to Borrower by crediting the amount thereof to the Borrower’s account with Bank.  Subject to the terms hereof, Bank shall make Revolving Loans to Borrower in an amount equal to the amount by which the amount of checks clearing any designated disbursement bank account that Borrower may now or hereafter have with Bank exceeds the amount of collected funds in the disbursement account’s related depository bank account that Borrower may now or hereafter have with Bank (“Sweep Loans”).  The existence of such an excess of clearing checks shall be deemed to be a request by Borrower for any such Revolving Loan.  Each Sweep Loan shall be a Prime Rate or Base Rate Revolving Loan as Borrower may from time to time designate in writing to Bank.  Borrower initially designates that Sweep Loans shall be Base Rate Revolving Loans.  Each Sweep Loan must satisfy all requirements for a Revolving Loan.

2.1.1.2   LIBOR Loans.  For any Revolving Loan that is to be a LIBOR Loan, the Borrower shall request such a Loan by delivering a LIBOR Loan Request to Bank no later than 11:00 a.m. (Boise, Idaho time) at least two (2) Business Days prior to the requested date of the Loan.  A LIBOR Loan Request shall specify (a) the date of the requested Loan, (b) the amount of such Loan, and (c) the requested duration of the Interest Period for the Loan, and shall be in substantially the form of the attached Exhibit 2.1.1.2 executed by any person purporting to be a person identified in Exhibit 2.1.1.1 or such other persons as Borrower may from time to time designate in writing to Bank.  If Bank determines that the requested Loan is available and will comply with this Agreement, and if no Event of Default has occurred and is continuing, Bank shall make the LIBOR Loan to Borrower by crediting the amount thereof to the Borrower’s account with Bank.

2.1.1.3   Requests Submitted Through CEO.  As long as Bank makes CEO available to Borrower, Borrower shall be entitled to request any Revolving Loan through CEO pursuant to such procedures and standards as Bank shall from time to time establish.

2.1.2   Revolving Note.  All Revolving Loans made by the Bank under this Agreement shall be evidenced by a single promissory note of the Borrower in the stated principal amount of the Commitment Amount executed by Borrower substantially in the form of Exhibit 2.1.2 (the “Revolving Note”).

2.1.3   Repayment.  Interest accrued on Prime Rate and Base Rate Revolving Loans shall be paid on or before the 10th day of each month in an amount equal to the interest accrued as of the last day of the immediately preceding month.  Interest accrued on LIBOR Revolving Loans shall be paid on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months (if such an Interest Period is permitted under this Agreement), at three month intervals after the first day of such Interest Period.  All outstanding principal and accrued interest of the Revolving Loans shall be paid in full on the Maturity Date.

2.1.4   Commitment Fee.  The Borrower shall pay to the Bank a commitment fee on the average daily unused portion of the Commitment Amount from the date of this Agreement until the Maturity Date at the per annum rate of the Commitment Margin set forth in paragraph 2.4.3, payable in arrears on the first Business Day of each fiscal quarter during the term of the Bank’s commitment to make Revolving Loans and on the Maturity Date.

2.1.5   Origination Fee.  The Borrower shall pay Bank an origination fee for the Revolving Loans in the amount of Forty Thousand Dollars ($40,000).  The origination fee shall represent an unconditional payment to Bank in consideration of Bank’s agreement to extend financial accommodations to Borrower pursuant to this Agreement.  The payment of this fee is satisfied by the payment of the loan amendment fee paid to Bank by Borrower pursuant to the Second Amendment to Revolving Credit Agreement dated June 15, 2010, between Borrower and Bank.

2.1.6   Use of Proceeds.  The proceeds of the Revolving Loans shall be used by the Borrower to provide financing for Borrower’s working capital needs.  The Borrower shall not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose that violates, or is inconsistent with, Regulation X of such Board of Governors.

2.2   Reducing Revolving Line of Credit.  Upon the request of Borrower, made at any time and from time to time from the date hereof until the Reducing Revolving Maturity Date, and so long as no Event of Default has occurred, Bank shall make loans (the “Reducing Revolving Loans”) to Borrower in an aggregate principal amount not to exceed at any time outstanding the Reducing Revolving Commitment Amount.  Subject to the terms of this Agreement, loans made by Bank may be repaid and reborrowed, up to and including the Reducing Revolving Maturity Date.  If at any time and for any reason the amount of advances made pursuant to this Section exceed the above dollar limitation, then Borrower, upon Bank’s election and demand, shall immediately pay to Bank in cash the amount of such excess.

2.2.1   Manner of Requesting.

2.2.1.1   Prime and Base Rate Loans.  Bank is authorized to make a Prime Rate or Base Rate Reducing Revolving Loan upon written or, at the discretion of Bank, telephonic instructions received from any person purporting to be a person identified in the attached Exhibit 2.1.1.1 or such other persons as Borrower may from time to time designate in writing to Bank.  Upon receipt of such instructions and fulfillment of the applicable conditions set forth in Article 3, Bank shall make the Reducing Revolving Loan to Borrower by crediting the amount thereof to the Borrower’s account with Bank.

2.2.1.2   LIBOR Loans.  For any Reducing Revolving Loan that is to be a LIBOR Loan, the Borrower shall request such a Loan by delivering a LIBOR Loan Request to Bank no later than 11:00 a.m. (Boise, Idaho time) at least two (2) Business Days prior to the requested date of the Loan.  A LIBOR Loan Request shall specify (a) the date of the requested Loan, (b) the amount of such Loan, and (c) the requested duration of the Interest Period for the Loan, and shall be in substantially the form of the attached Exhibit 2.1.1.2 executed by any person purporting to be a person identified in Exhibit 2.1.1.1 or such other persons as Borrower may from time to time designate in writing to Bank.  If Bank determines that the requested Loan is available and will comply with this Agreement, and if no Event of Default has occurred and is continuing, Bank shall make the LIBOR Loan to Borrower by crediting the amount thereof to the Borrower’s account with Bank.

2.2.1.3   Requests Submitted Through CEO.  As long as Bank makes CEO available to Borrower, Borrower shall be entitled to request any Reducing Revolving Loan through CEO pursuant to such procedures and standards as Bank shall from time to time establish.

2.2.2   Reducing Revolving Note.  All Reducing Revolving Loans made by the Bank under this Agreement shall be evidenced by a single promissory note of the Borrower in the stated principal amount of the Reducing Revolving Commitment Amount executed by Borrower substantially in the form of Exhibit 2.2.1.3 (the “Reducing Revolving Note”).

2.2.3   Repayment.  Interest accrued on Prime Rate and Base Rate Reducing Revolving Loans shall be paid on or before the 10th day of each month in an amount equal to the interest accrued as of the last day of the immediately preceding month.  Interest accrued on LIBOR Reducing Revolving Loans shall be paid on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months (if such an Interest Period is permitted under this Agreement), at three month intervals after the first day of such Interest Period.  All outstanding principal and accrued interest of the Reducing Revolving Loans shall be paid in full on the Reducing Revolving Maturity Date.

2.2.4   Reducing Revolving Commitment Fee.  The Borrower shall pay to the Bank a commitment fee on the average daily unused portion of the Reducing Revolving Commitment Amount from the date of this Agreement until the Reducing Revolving Maturity Date at the per annum rate of the Commitment Margin set forth in paragraph 2.4.3, payable in arrears on the first Business Day of each fiscal quarter during the term of the Bank’s commitment to make Reducing Revolving Loans and on the Reducing Revolving Maturity Date.

2.2.5   Reducing Revolving Origination Fee.  The Borrower shall pay Bank an origination fee for the Reducing Revolving Loans in the amount of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500).  The origination fee shall be paid on the date of this Agreement.  The origination fee shall represent an unconditional payment to Bank in consideration of Bank’s agreement to extend financial accommodations to Borrower pursuant to this Agreement.

2.2.6   Use of Proceeds.  The proceeds of the Reducing Revolving Loans shall be used by the Borrower to acquire all of the capital stock of Seaway TLC Inc. - Voie Maritime TLC Inc., a Canadian corporation, and thereafter to provide financing for Borrower’s working capital needs.  The Borrower shall not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose that violates, or is inconsistent with, Regulation X of such Board of Governors.

2.3   Letters of Credit.  Subject to the terms and conditions of this Agreement, as a subfeature of the Revolving Loans, Bank shall issue for the account of Borrower from time to time until the Maturity Date such standby or commercial letters of credit to be used by Borrower for general corporate purposes (individually a “Letter of Credit” and collectively the “Letters of Credit”) as Borrower may request under this Section.  Subject to the terms of this Agreement, Letters of Credit may be drawn, reimbursed, or returned undrawn, as applicable, up to and including the Maturity Date.  At no time, however, shall the total face amount of all Letters of Credit outstanding, less any partial draws under such Letters of Credit exceed the Letter of Credit Commitment Amount.

2.3.1   Applications.  Prior to issuance of each Letter of Credit, and in all events prior to any daily cutoff time Bank may have established for purposes thereof, Borrower shall deliver to Bank an executed standard Bank form of application for issuance of a letter of credit with such other documents, instruments and agreements as Bank may reasonably require.

2.3.2   Facility Termination.  The commitment by Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of this Agreement, automatically terminate on the Maturity Date.  Without Bank’s prior written approval, no Letter of Credit shall expire on a date that is more than 365 calendar days after the date of issuance or after the Maturity Date.

2.3.3   Fees.  Borrower shall pay Bank, on demand, Bank’s standard fees for issuing or administering a commercial Letter of Credit.  With respect to each standby Letter of Credit, Borrower shall pay Bank a fee equal to the L/C Fee (set forth in paragraph 2.4.3) per annum of the face amount of the Letter of Credit, payable quarterly in advance.

2.3.4   Form.  Each Letter of Credit shall be subject to the terms and conditions of the application and agreement submitted to Bank by Borrower and otherwise in form and substance reasonably satisfactory to Bank and in favor of beneficiaries reasonably satisfactory to Bank.  Bank may, in its reasonable discretion, refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.  In all cases, however, the Bank shall use its best efforts to issue a Letter of Credit reasonably acceptable to Bank and Borrower.

2.3.5   Reimbursement.  Immediately after the payment by Bank of any drawing under any Letter of Credit (a “Drawing Payment”) and not later than 12:00 noon (Boise, Idaho time) on the date of such Drawing Payment, Borrower shall make or cause to be made a payment in the amount of such Drawing Payment (a “Reimbursement Payment”) to Bank.  Borrower may, to the extent Revolving Loans then are available under this Agreement, make any Reimbursement Payment with the proceeds of a Revolving Loan.  Bank may, if it so elects (but shall have no obligation to), treat any Drawing Payment as a Prime Rate Loan.  The right of Bank to treat a Drawing Payment as a Prime Rate Loan shall not be affected by the occurrence or existence of any Event of Default, the failure of Borrower to satisfy any conditions precedent to a Loan, or any other circumstance or condition.

2.3.6   Reimbursement Obligations Absolute.  The obligation of Borrower to reimburse Bank for Drawing Payments (such obligation referred to as a “Reimbursement Obligation”) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and any Letter of Credit agreement.

2.3.7   Collateralization of Letters of Credit.  If Bank approves issuance of a Letter of Credit that expires after the Maturity Date, Borrower shall, upon Bank’s demand, deliver to Bank cash, or other collateral acceptable to Bank in its sole and absolute discretion, having a value, as determined by Bank, at least equal to 105% of the face amount of such Letter of Credit.  Any such collateral and/or any amounts received by Bank shall be held by Bank in a separate account at Bank appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Bank as collateral security for the payment of the Reimbursement Obligations, and Borrower grants a security interest to Bank in such cash collateral account.  Such amounts may be applied to reimburse Lender for Reimbursement Obligations, or if no such reimbursement is required to the payment of the Loans as Bank shall determine.  Any amounts remaining in any cash collateral account established pursuant hereto after the payment in full of all of the Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Lender’s expenses, if any).

2.3.8   Trade Bank.  At its option, Bank may arrange for Letters of Credit to be issued by Wells Fargo HSBC Trade Bank, NA, (“Trade Bank”) as agent for Bank.  To the extent that any Letters of Credit are issued by Trade Bank, (i) Trade Bank is agent only to Bank and not to Borrower and has no obligations to Borrower, (ii) the Letters of Credit issued by Trade Bank will be deemed Letters of Credit for all purposes hereunder, and (iii) any of the obligations performed or rights exercised pursuant to or in connection with the issuance of any Letter of Credit by Trade Bank shall be deemed to be obligations performed or rights exercised by Bank as the issuer.

2.4   Interest.  Each Loan shall be a Prime Rate Loan, a Base Rate Loan, or a LIBOR Loan, as selected by Borrower in accordance with the terms of this Agreement.

2.4.1   Prime Rate Loan.  Each Loan that is a Prime Rate Loan shall bear interest at a fluctuating per annum rate equal to the Prime Rate increased or decreased by the applicable Prime Margin set forth below.  Bank’s Prime Rate may change from time to time, and the interest payable will continue to fluctuate at the rate as stated herein.  Any changes to the Prime Rate shall become effective without prior notice to Borrower on the date on which the Prime Rate changes.

2.4.2   Base Rate Loan.  Each Loan that is a Base Rate Loan shall bear interest at a fluctuating per annum rate equal to the Base Rate increased by the applicable LIBOR Margin set forth below.  The Base Rate may change from time to time, and the interest payable will continue to fluctuate at the rate as stated herein.  Any changes to the Base Rate shall become effective without prior notice to Borrower on the date on which the Base Rate changes.

2.4.3   LIBOR Loan.  Each Loan that is a LIBOR Loan shall bear interest at a fluctuating per annum rate equal to the Adjusted LIBOR Interest Rate for the applicable Interest Period, as quotes are available, increased by the applicable LIBOR Margin set forth below.  Any changes to the LIBOR Margin shall not apply to LIBOR Loans outstanding or requested on the date the LIBOR Margin is adjusted.

2.4.4   Margins and Letter of Credit Fees.

2.4.4.1   The  Prime Margins, the LIBOR Margins, the Commitment Margins, and the L/C fees for the Revolving Loans are as follows:

Funded Debt Ratio	Prime	LIBOR	Commitment	L/C Fee
less than 1.00:1.00	0.0%	1.300%	0.250%	1.300%
less than 1.50:1.00 but greater than or equal to 1.00:1.00	0.0%	1.625%	0.300%	1.625%
less than 2.00:1.00 but greater than or equal to 1.50:1.00	0.0%	1.900%	0.350%	1.900%
less than or equal to 2.50:1.00 but greater than or equal to 2.00:1.00	0.250%	2.375%	0.550%	2.375%
greater than 2.50:1.00	0.250%*	2.375%*	0.550%	2.375%*
*Plus increase for an Event of Default pursuant to Section 2.7, if applicable.

2.4.4.2   The Prime Margins, the LIBOR Margins, and the Commitment Margins for the Reducing Revolving Loans are as follows:

Funded Debt Ratio	Prime	LIBOR	Commitment
less than 1.00:1.00	0.0%	1.950%	0.250%
less than 1.50:1.00 but greater than or equal to 1.00:1.00	0.35%	2.150%	0.250%
less than 2.00:1.00 but greater than or equal to 1.50:1.00	0.60%	2.450%	0.350%
less than or equal to 2.50:1.00 but greater than or equal to 2.00:1.00	0.650%	2.900%	0.350%
greater than 2.00:1.00	0.650%*	2.900%*	0.350%
*Plus increase for an Event of Default pursuant to Section 2.7, if applicable.

2.4.4.3   The Prime Margins, LIBOR Margins, Commitment Margins, and L/C Fees shall be based upon the Borrower’s Funded Debt Ratio (defined in paragraph 2.4.4.4) determined on a rolling four quarter basis from the Borrower’s financial statements delivered to Bank and adjusted, if necessary, on the first day of the third month after the effective date of financial statements received by Bank that show an adjustment is necessary.

2.4.4.4   Borrower’s Funded Debt Ratio shall be the ratio of Borrower’s Funded Debt to four quarter rolling EBITDA.  The term “Funded Debt” shall mean, as of the date of determination as applied to Borrower and its Subsidiaries, the sum of (i) all indebtedness of Borrower owing to third parties for money borrowed, including capitalized leases of Borrower having a final maturity of one (1) year or more from the date of creation (including that portion of the principal of such indebtedness due within one (1) year from the date of such determination), (ii) any indebtedness of the Borrower having a final maturity within one (1) year from such date which may be renewed or extended at the option of the Borrower for more than one (1) year from such date, (iii) the outstanding balance of the Loans, (iv) all obligations for the deferred purchase price of any property or assets, including, without limitation, capital leases for such purpose (excluding trade payables), and (v) all obligations of Borrower created or arising with respect to property or assets acquired under any conditional sales contract or other title retention agreement or incurred as financing, less the amount of Borrower’s short term investments as of the date of determination.  The term “EBITDA” shall mean, for any period, as applied to Borrower and its Subsidiaries (including each Canadian Guarantor for any applicable periods prior to the Acquisition), the sum of (1) Borrower’s Income from Operations (consistent with GAAP and as reported in the Company’s filings with the Securities and Exchange Commission), plus (2) the sum of the following items to the extent they were deducted to compute Borrower’s Income from Operations:  (a) non-cash accretion of closure/post-closure obligations, plus (b) depreciation, plus (c) amortization, plus (d) non-cash stock based compensation charges, plus (e) other non-cash charges.

2.4.5   Initial Reducing Revolving Loans Interest Rate.  Through May 31, 2011, the Prime Margin, the LIBOR Margin, and the Commitment Margin for the Reducing Revolving Loans shall be the Margins for a Funded Debt Ratio less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00. Thereafter the Margins shall be determined pursuant to paragraph 2.4.4.2.

2.5   Method of Payment.  All payments shall be made to Bank at its Regional Commercial Banking office in Boise, Idaho in lawful money of the United States in immediately available funds or as otherwise directed by Bank.  Bank shall send Borrower a monthly statement of the amount of interest accrued during the preceding month.  No checks, drafts, or other instruments received by Bank purportedly in satisfaction of any of the Obligations shall constitute payment thereof unless and until such instruments have actually been collected.  All payments received after 4:00 p.m. Boise, Idaho time shall be considered to have been received the next Business Day, except for payments by CEO (if CEO is made available to Borrower), which payments shall be deemed to have been made on the same Business Day as receipt so long as the payments are received by 9:00 p.m. Boise, Idaho time.  The Borrower authorizes the Bank, if and to the extent payment is not made when due under any Loan Document, to charge from time to time against any account of the Borrower with the Bank any amount so due.  In case the due date of any payment falls on a day that is not a Business Day, such payment shall, except as otherwise provided herein, instead be due the next succeeding Business Day, and interest shall continue to accrue.  Bank may note the date, amount and interest rate (and Interest Period with respect to LIBOR Loans) of each Loan and each payment of principal and interest with respect hereto in Bank’s books and records (either manually or by electronic entry), which notation shall be conclusive evidence of the information noted, absent manifest error.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.

2.6   Prepayments.  The Borrower may prepay any or all Prime Rate and Base Rate Loans without penalty or premium.  Borrower may prepay principal on any portion of a LIBOR Loan at any time and in the minimum amount of Five Hundred Thousand Dollars ($500,000.00); provided however, that if the outstanding principal balance of such LIBOR Loan is less than such amount, the minimum prepayment amount shall be the entire outstanding principal balance of such LIBOR Loan.  In consideration of Bank providing this prepayment option to Borrower, or if any such portion of a LIBOR Loan shall become due and payable at any time prior to the last day of the Interest Period for such LIBOR Loan by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee that is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period ends, calculated as follows for each such month:

(i)   Determine the amount of interest that would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Interest Period applicable thereto.

(ii)   Subtract from the amount determined in (i) above the amount of interest that would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at Adjusted LIBOR Interest Rate in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)   If the result obtained in (ii) above for any month is greater than zero, discount that difference by Adjusted LIBOR Interest Rate used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities.  Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that such amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.  If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

2.7   Late Charges and Default Interest.  If Bank has not received the full amount of any payment by the end of fifteen (15) calendar days after the date due, including the balance due at maturity, Borrower shall pay a late charge to Bank in the amount of five percent (5%) of the overdue payment of principal and/or interest.  Borrower shall pay the late charge promptly, but only once on each late payment.  In addition to any late charges that may be assessed as herein provided, the outstanding balance of the Loans after the occurrence of an Event of Default shall accrue interest from the date of the Event of Default at the rate equal to four (4) percentage points per annum in excess of the interest rate that would otherwise be charged if no Event of Default existed.  If Bank shall waive in writing or Borrower shall cure such Event of Default, the interest rate shall revert to the non-default rate from and after such waiver or completion of such cure, until another such Event of Default.

2.8   Additional Interest Rate Provisions.

2.8.1   Unavailable LIBOR Loans.  If Bank shall have determined (which determination shall be conclusive and binding) that for any reason adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Interest Rate for any or all Interest Periods, Bank shall give notice of such determination to the Borrower.  If such notice is given, and until such notice has been withdrawn by Bank, no additional LIBOR Loans for such Interest Periods shall be made and no additional conversions of Loans to LIBOR Loans for such Interest Periods shall be permitted, and at the end of the Interest Period relating to any outstanding LIBOR Loans such Loans shall become Prime Rate or Base Rate Loans.

2.8.2   Unlawful LIBOR Loans.  Notwithstanding any other provisions herein, if any law, treaty, rule or regulation, or determination of a court or other governmental authority, or any change therein or in the interpretation or application thereof, shall make it unlawful for Bank to make or maintain LIBOR Loans or Base Rate Loans as contemplated by this Agreement, the obligation of Bank hereunder to make LIBOR Loans and Base Rate Loans shall forthwith be canceled, and, if required, each LIBOR Loan and Base Rate Loan then outstanding shall immediately become a Prime Rate Loan.

2.8.3   Increased Cost.  In the event that any adoption or modification of any law, treaty, rule, or regulation, or determination of a court or other governmental authority, or that any change in the interpretation or application thereof, which adoption, modification or change becomes effective after the date hereof, or in the event that compliance by Bank with and request or directive issued after the date hereof (whether or not having the force of law) from any governmental authority:

(A) does or shall subject Bank or any of its foreign offices to any tax of any kind whatsoever with respect to the Loan Documents, or changes the basis of taxation of payments to Bank of principal, interest, fees, or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

(B) does or shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, FDIC insurance, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, other credit extended by or any other acquisition of funds by any office of Bank (other than to the extent previously taken into account in determining the Prime Rate or statutory reserves); or

(C) does or shall impose on Bank any other condition; and the result of any of the foregoing is to increase the cost to Bank of making, renewing, or maintaining the loans hereunder, or to reduce any amount receivable thereunder or under any of the Loan Documents; then, in any such case, the Borrower shall promptly pay to Bank, upon demand, such amount or amounts as may be necessary to compensate Bank for any additional cost or reduced amount received.  Bank shall deliver to the Borrower a written statement of the losses or expenses sustained or incurred, and any reasonable allocation made by Bank of such losses and expenses shall be conclusive, absent manifest error.  Bank shall promptly notify the Borrower of any event of which it has knowledge, occurring after the Closing Date, which event will entitle Bank to compensation under this Section.

2.8.4   Computation of Interest.  The actual interest to be charged on the Loans shall be computed daily on the outstanding balance for the actual number of calendar days elapsed on the basis of a year consisting of 360 days.  Should the rate of interest exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest lawfully allowed.  The principal amount outstanding on which the interest rate(s) shall be charged shall be determined from the Bank’s records, which shall at all times be conclusive, absent manifest error.

2.9   LIBOR Loan Extensions and Conversions.  So long as no Event of Default has occurred and is continuing and subject to the terms and conditions hereof, the Borrower may extend a LIBOR Loan beyond its current Interest Period by giving Bank a LIBOR Loan Request for the extension.  The Borrower may also convert any Prime Rate Loan into a LIBOR Loan by giving Bank a LIBOR Loan Request for the conversion.  Unless Bank receives notice of a proposed extension or conversion as and when required hereunder, then at the end of an Interest Period for a LIBOR Loan such Loan shall automatically convert to a Prime Rate Loan.
2.10   Minimum LIBOR Loan Requirements.  Each LIBOR Loan shall be in a minimum amount of One Million Dollars ($1,000,000) and in an integer multiple of One Hundred Thousand Dollars ($100,000).  No Revolving Loan shall be made as, extended as, or converted into, a LIBOR Loan with an Interest Period that ends after the Maturity Date.  No more than eight (8) LIBOR Revolving Loans shall be outstanding at one time.
2.11   Taxes on Payments.  All payments made by Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on Bank as a result of a present or former connection between the jurisdiction of the governmental authority imposing such tax on Bank, excluding a connection arising solely from Bank having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement or the other Loan Documents).  If any Taxes are required to be withheld from any amounts payable to Bank under any Loan Document, the amounts so payable to Bank shall be increased to the extent necessary to yield to Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents.

2.12   Grant of Security Interest.  Borrower grants to Bank a continuing security interest in the Collateral, including all proceeds and products thereof, in order to secure prompt repayment of the Obligations and prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and the other Loan Documents.  Bank’s security interest in the Collateral is further evidenced by the Security Agreement and such other security documents as Bank may at any time require.

2.13   Financing Statements.  The Borrower irrevocably authorizes the Bank at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that indicate the collateral (a) as the Collateral, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State of Idaho or such jurisdiction, or (b) as being of an equal or lesser scope or with greater detail, and contain any other information required by Part 5 of Article 9 of the UCC of the State for the sufficiency or filing office acceptance of any financing statement or amendment.

2.14   Guaranties.  The Obligations shall be guaranteed by the Guarantors pursuant to the terms of a guaranty agreement.  Each Guarantor’s obligations under its guaranty agreement shall be secured by the grant of a security interest to Bank pursuant to a Guarantor Security Agreement.

ARTICLE 3 - CONDITIONS PRECEDENT

3.1   Initial Advance.  The obligation of Bank to make the initial Loan to the Borrower under this Agreement is subject to the conditions precedent that Bank shall have received on or before the day of such loan each of the following, in form and substance satisfactory to Bank and its legal counsel:

3.1.1   Notes.  The Revolving Note and the Reducing Revolving Note executed by the Borrower.

3.1.2   Security Agreement.  The Security Agreement in substantially the form of Exhibit 3.1.2 executed by Borrower, together with all UCC-1 financing statements desirable in the opinion of Bank to perfect the security interest created by the Security Agreement.

3.1.3   Guaranties.  A guaranty of the Obligations executed by each Guarantor.

3.1.4   Guarantor Security Agreements.  (i) A security agreement in substantially the form of Exhibit 3.1.4 executed by each Guarantor other than the Canadian Guarantor, and (ii) a local law security agreement equivalent (governed by the laws of the Province of Quebec or any other Province of Canada, as applicable) executed by the Canadian Guarantor.

3.1.5   Evidence of Insurance.  Evidence of the insurance Borrower must maintain in accordance with the Loan Documents.

3.1.6   Opinion of Counsel for Borrower and Guarantors.  A favorable opinion of counsel for Borrower and Guarantors, in substantially the form of Exhibit 3.1.6 and as to such other matters as Bank may reasonably request, together with a favorable opinion from Canadian counsel to the Canadian Guarantor, as to such matters as Bank may reasonably request.

3.1.7   Evidence of all Corporate Action by Borrower.  Certified copies of all corporate action taken by Borrower authorizing its execution and delivery of the Loan Documents and each other document to be delivered pursuant to this Agreement and its performance of its agreements thereunder.

3.1.8   Certificates of Existence for Borrower.  Certificates of existence or good standing dated a reasonable date before the effective date of this Agreement showing that the Borrower is in good standing under the laws of the state of its incorporation and all other states in which it is doing business.

3.1.9   Articles of Incorporation and Bylaws of Borrower.  Copies of the articles of incorporation and bylaws of Borrower certified by an officer of Borrower to be true and correct.

3.1.10   Evidence of all Corporate Action by Guarantors.  Certified copies of all corporate action taken by each Guarantor authorizing its execution and delivery of the Guaranty and each of the other Loan Documents to which it is a party and the performance of its agreements thereunder.

3.1.11   Certificates of Existence for Guarantors.  Certificates of existence or good standing dated a reasonable date before the effective date of this Agreement showing that each Guarantor is in good standing under the laws of the state of its incorporation and all other states in which it is doing business.

3.1.12   Articles of Incorporation and Bylaws of Guarantors.  Copies of the articles of incorporation and bylaws of each Guarantor certified by an officer of the Guarantor to be true and correct.

3.1.13   Certificates of Assumed Business Name.  Copies of all certificates of assumed business name, if any, filed by Borrower.

3.1.14   Letter to Accountants.  A letter in the form of Exhibit 3.1.14 to Borrower’s outside auditors (which letter Borrower shall also deliver to any subsequent outside auditors hired by Borrower, all of which shall be independent certified public accountants acceptable to Bank):  (1) instructing such auditors to send to Bank any reports dealing with improper accounting practices, defalcations, financial reporting errors, or misstatements or fraud; (2) authorizing such auditors to, upon Bank’s request, meet with Bank to discuss said financial statements and any questions regarding same; and (3) advising such auditors that one of the principal purposes of the audited financial statements upon which they are being asked to opine is to provide Bank with information regarding Borrower’s financial condition.

3.1.15   Public Record Searches.  Uniform Commercial Code and Personal Property Security Act financing statement searches, federal and state income tax lien searches, judgment searches, or other similar searches on Borrower, each Guarantor, and any other Persons that Bank may require and in such form as Bank may require.

3.1.16   Payment of Origination Fee.  Payment of the origination fee as required by Section 2.1.5 of this Agreement.

3.1.17   Additional Documents.  Such additional approvals, opinions, or documents as Bank may reasonably request.

3.2   All Advances.  The obligation of Bank to make each Loan under this Agreement shall be subject to the following conditions precedent:

3.2.1   Take-Down Certification.  The following statements shall be true on the date of each loan, and, if requested by Bank, Borrower shall have delivered to Bank a certificate signed by a duly authorized officer of the Borrower, certifying to Bank the truth of the following statements:

(a)    The representations and warranties contained in this Agreement and in the Loan Documents are correct on and as of the date of such loan as though made on and as of such date.

(b)    No Event of Default has occurred and is continuing, or would result from such loan.

3.2.2   Other Documents.  Bank shall have received such other approvals, opinions, or documents as Bank may reasonably request.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the loans as provided in this Agreement, the Borrower makes the following representations and warranties to the Bank, which shall survive execution of this Agreement.  Any of the following representations and warranties that apply to the Canadian Guarantor are qualified to be to the knowledge of Borrower with respect to the Canadian Guarantor for all periods prior to the date the Canadian Guarantor becomes a Subsidiary.

4.1   Organization, Good Standing, and Due Qualification.  Borrower was organized under the Delaware General Corporation Law and exists in good standing under the laws of the jurisdiction of its organization with power under the Delaware General Corporation Law to own or lease its assets and to transact the business in which it is now engaged or proposed to be engaged.  Borrower is qualified to transact business as a foreign corporation in good standing under the laws of each other jurisdiction in which such qualification is required.  Each of Borrower’s Subsidiaries and each Guarantor was organized under the general business corporation law of the jurisdiction of its organization and exists in good standing under the laws of the jurisdiction of its organization with power under the general business corporation law of such jurisdiction to own or lease its assets and to transact the business in which it is now engaged or proposed to be engaged.  Each of Borrower’s Subsidiaries and each Guarantor is qualified to transact business as a foreign corporation in good standing under the laws of each other jurisdiction in which such qualification is required.

4.2   Power and Authority.  Borrower has authorized the execution and delivery of the Loan Documents to which it is a party and the performance of its agreements thereunder by all necessary corporate action under the Delaware General Corporation Law.  Each Guarantor has authorized the execution and delivery of the Loan Documents to which it is a party and the performance of its agreements thereunder by all necessary corporate action under the general business corporation law of the jurisdiction of its organization.  Borrower’s and each Guarantor’s execution and delivery of the Loan Documents to which it is a party and the performance of its respective obligations thereunder will not (1) require any consent or approval of the shareholders of Borrower or the Guarantor that has not been obtained; (2) violate Borrower’s or the Guarantor’s certificate or articles of incorporation or bylaws (however denominated); (3) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower or the Guarantor; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower or a Guarantor is a party or by which it or its properties may be bound or affected; or (5) cause Borrower or a Guarantor to violate any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or be in default under any such indenture, agreement, lease, or instrument.

4.3   Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents to which Borrower is a party when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, enforceable against the Borrower, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.  Each Guaranty and other Loan Document to which a Guarantor is a party when delivered under this Agreement will be the legal, valid, and binding obligation of the applicable Guarantor, enforceable against the Guarantor in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

4.4   Financial Statements.  All financial statements and information relating to Borrower, any Subsidiary, any Affiliate of Borrower, and any Guarantor that have been delivered by Borrower or a Guarantor to Bank are complete and correctly and fairly present the financial condition of the Borrower, the Subsidiary, the Affiliate of Borrower, or the Guarantor, as applicable, as of the date of such statements and information and the results of the operations of the Borrower and the affiliates of Borrower for the periods covered by such statements, all in accordance with GAAP (subject to year-end adjustments in the case of the interim financial statements).  There has been no material adverse change in the financial condition of Borrower, an Affiliate of Borrower, or a Guarantor since the date of the most recent of such applicable financial statements submitted to Bank.  There are no liabilities of Borrower, a Subsidiary, or a Guarantor, fixed or contingent, that are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of the most recent of such applicable financial statements submitted to Bank.  No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

4.5   Labor Disputes and Casualties.  Except as disclosed in Borrower’s Forms 10K and 10Q filed with the Securities and Exchange Commission and copies of which have been delivered to Bank, neither the businesses nor the properties of the Borrower or any Subsidiary or any Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, or other casualty (whether or not covered by insurance), materially and adversely affecting such businesses or properties or the operation of the Borrower or the Subsidiary or the Guarantor.

4.6   Other Agreements.  No event has occurred and is continuing that constitutes or that, with the giving of notice or the lapse of time or both, could constitute, an event of default or a default under any agreement or guaranty to which the Borrower or any Subsidiary or any Guarantor is a party, and no such event will occur upon the making of the loans hereunder.

4.7   No Litigation.  Except as disclosed in Borrower’s Forms 10K and 10Q filed with the Securities and Exchange Commission and copies of which have been delivered to Bank, there is no pending action or proceeding against or affecting the Borrower or any Subsidiary or any Guarantor before any court, governmental agency, or arbitrator, that would have a reasonable possibility to, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower or any Subsidiary or any Guarantor to perform its obligations under the Loan Documents to which it is a party.

4.8   No Defaults on Outstanding Judgments or Orders.  Except as disclosed in Borrower’s Forms 10K and 10Q filed with the Securities and Exchange Commission, copies of which have been delivered to Bank, the Borrower, each Subsidiary, and each Guarantor have satisfied all judgments against it, and neither the Borrower nor any Subsidiary nor any Guarantor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, provincial, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

4.9   Ownership and Liens.  The Borrower and each Subsidiary has title to, or valid leasehold interests in, all of its properties and assets, real and personal, and none of such properties and assets owned by the Borrower or a Subsidiary and none of their leasehold interests are subject to any Lien, except Permitted Liens.

4.10   Employee Benefits.

4.10.1   The Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

4.10.2   Except as set forth in Exhibit 4.10 (as such Exhibit may be updated from time to time) and as of the date hereof, each Canadian Guarantor does not maintain or contribute to any plan other than statutory plans required by applicable law.

4.10.3   Except as set forth in Exhibit 4.10 (as such Exhibit may be updated from time to time) and as of the date hereof, no Canadian Guarantor has or is subject to any present or future obligation or liability under any Canadian Employee Plan and any overtime pay, vacation pay, premiums for unemployment insurance, health and welfare insurance premiums, accrued wages, salaries and commissions, severance pay and employee benefit plan payments have been fully paid by each Canadian Guarantor or, in the case of accrued unpaid overtime pay or accrued unpaid vacation pay for Canadian Employees, has been accurately accounted for in the books and records of each Canadian Guarantor.

4.10.4   Exhibit 4.10 (as such Exhibit may be updated from time to time) lists all the Canadian Pension Plans and Canadian Employee Plans applicable to the Canadian Employees of each Canadian Guarantor in respect of employment in Canada and which are currently maintained or sponsored by each Canadian Guarantor or to which each Canadian Guarantor contributes or has an obligation to contribute, except, for greater certainty, any statutory plans to which each Canadian Guarantor is obligated to contribute to or comply with under applicable law.

4.10.5   No improvements to any Canadian Pension Plan or any Canadian Employee Plan have been promised, except such improvements as are described in the collective bargaining agreements listed in Exhibit 4.10 (as such Exhibit may be updated from time to time), and no amendments or improvements to a Canadian Employee Plan will be made or promised by any Canadian Guarantor before the date hereof.

4.10.6   Except as disclosed in Exhibit 4.10 (as such Exhibit may be updated from time to time), no Canadian Guarantor provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees.

4.10.7   All obligations regarding the Canadian Pension Plans and the Canadian Employee Plans (including current service contributions) have been satisfied, there are no outstanding defaults or violations by any party to any Canadian Pension Plan or any Canadian Employee Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Employee Plans, except which could not reasonably be expected to result in a material adverse change.  Except as disclosed in Exhibit 4.10 (as such Exhibit may be updated from time to time), as of the date hereof, each Canadian Pension Plan and each Canadian Employee Plan is fully funded or fully insured pursuant to the actuarial assumptions and methodology set out in Exhibit 4.10 (as such Exhibit may be updated from time to time) and, in the case of a Canadian Pension Plan, as required under the most recent actuarial valuation filed with the applicable governmental authority pursuant to generally accepted actuarial practices and principles.  To the best knowledge of each Canadian Guarantor, no fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan or Canadian Employee Plan.

4.10.8   Except as disclosed in Exhibit 4.10 (as such Exhibit may be updated from time to time),

4.10.8.1   No Canadian Guarantor is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Canadian Employees;

4.10.8.2   No Canadian Guarantor is a party to any application, complaint, grievance, arbitration, or other proceeding under any statute or under any collective agreement related to any Canadian Employee or the termination of any Canadian Employee and there is no complaint, inquiry or other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any Canadian Employee or the termination of any Canadian Employee;

4.10.8.3   To the best knowledge of Borrower, no Canadian Guarantor has engaged in any unfair labor practice, nor is any Canadian Guarantor aware of any pending or threatened complaint regarding any alleged unfair labor practices; and

4.10.8.4   To the best knowledge of Borrower, there is no strike, labor dispute, work slow down or stoppage pending or threatened against any Canadian Guarantor and no Canadian Guarantor is currently the subject of any union organization effort or any labor negotiation.

4.10.9   All contributions, assessments, premiums, fees, taxes, penalties or fines in relation to the Canadian Employees have been duly paid and there is no outstanding liability of any kind in relation to the employment of the Canadian Employees or the termination of employment of any Canadian Employee.

4.10.10   Each Canadian Guarantor is in compliance with all requirements of Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the Canadian Employees and as amended from time to time.

4.11   Operation of Business.  To the best of Borrower’s knowledge, Borrower, each Subsidiary, and each Guarantor possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower, each Subsidiary, and each Guarantor is not in violation of any valid rights of others with respect to any of the foregoing.  Borrower, each Subsidiary, and each Guarantor has filed, and will file in the future, with the appropriate governmental entities all assumed business name certificates necessary or required to conduct its businesses.

4.12   Taxes.  The Borrower, each Subsidiary, and each Guarantor have filed all tax returns (federal, state, provincial, and local) required to be filed and have paid all local, state, provincial, and federal taxes, Canadian Pension Plan, provincial pension plans, employee health tax, Canadian employment insurance, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except those presently being or to be contested by Borrower, a Subsidiary, or a Guarantor in good faith in the ordinary course of business and for which adequate reserves have been provided in Bank’s reasonable judgment.  Each Canadian Guarantor has withheld and remitted all required amounts within the prescribed periods to the appropriate governmental authorities, and in particular has deducted, remitted, and paid all Canadian Pension Plan, workers compensation assessments, employment insurance premiums, employee health taxes and real estate taxes within the prescribed periods to the appropriate governmental authorities.

4.13   Debt.  Exhibit 4.13 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, capital leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any Subsidiary is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefore are correctly described or indicated in such Exhibit.

4.14   Environmental Matters.  To the best of its knowledge and except as disclosed in Borrower’s Forms 10K and 10Q filed with the Securities and Exchange Commission and copies of which have been delivered to Bank, the Borrower and each Subsidiary has materially complied with, and its businesses, operations, assets, equipment, property, leaseholds or other facilities are in compliance with, the provisions of the Environmental Laws and all other federal, state, provincial, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder.  The Borrower and each Subsidiary has been issued and will maintain all required federal, state, provincial, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of Hazardous Substances; or (6) other environmental, health, or safety matters.  Except as disclosed in Borrower’s Forms 10K and 10Q filed with the Securities and Exchange Commission and copies of which have been delivered to Bank, neither Borrower nor any Subsidiary has received notice of, nor knows of, or suspects facts that might constitute any material violations of an Environmental Law or any other federal, state, provincial, or local environmental, health, noise emission, or safety laws, codes, or ordinances and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities.  To the best of Borrower’s knowledge, except in accordance with a valid governmental regulation, permit, license, certificate, or approval, and except as previously disclosed, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage, or disposal system servicing the premises of any Hazardous Substances or from the premises.

4.15   Investment Company Act.  Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.16   Subsidiaries and Ownership of Stock.  Set forth in Exhibit 4.16 is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower’s ownership of the outstanding stock of each Subsidiary.  All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.

4.17   Withholdings and Remittances.  Each Canadian Guarantor has remitted all Canadian Pension Plan contributions, provincial pension plan contributions, workers’ compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes and other taxes payable under applicable law by them, and, furthermore, have withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, including without limitation all payroll deductions required to be withheld and has remitted such amounts to the proper governmental authority within the time required under applicable law.

4.18   Acquisition Documents

4.18.1   Borrower has delivered to Bank a complete and correct copy of the Acquisition Documents, including all schedules and exhibits thereto.  The execution, delivery and performance of each of the Acquisition Documents has been duly authorized by all necessary action on the part of the Borrower and Subsidiaries that are parties thereto.  Each Acquisition Document is the legal, valid and binding obligation of the Borrower and Subsidiaries that a party thereto, enforceable against such Borrower and Subsidiaries in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.  Neither Borrower nor any Subsidiary party to the Acquisition Documents is in default in the performance or compliance with any provisions thereof.  All representations and warranties made by Borrower or any Subsidiary party to the Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects. To Borrower’s knowledge, none of the representations or warranties in the Acquisition Documents by a party which is neither the Borrower nor a Subsidiary contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a material adverse change.

4.18.2   As of the date hereof, the Acquisition has been consummated in all material respects, in accordance with the Acquisition Documents and all applicable laws.  As of the date hereof, all requisite approvals by governmental authorities having jurisdiction over  US Ecology Canada Holdings Inc. and, to Borrower’s knowledge, Marsulex Inc., with respect to the Acquisition, have been obtained, except for any approval the failure to obtain could not reasonably be expected to be material to the interests of Bank.

ARTICLE 5 - AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Obligation is outstanding it will comply with the following provisions:

5.1   Maintenance of Existence.  Borrower shall preserve and maintain, and cause each Subsidiary to preserve and maintain, its existence and good standing in the jurisdiction of its organization, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

5.2   Maintenance of Records.  Borrower shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.

5.3   Maintenance of Properties.  Borrower shall maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.4   Conduct of Business.  Borrower shall continue, and cause each Subsidiary to continue, to engage in a commercially reasonable and efficient and economical manner in businesses of the same general type as conducted by it on the date of this Agreement.

5.5   Maintenance of Insurance.  Borrower shall, at its expense, maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts, covering such risks, and in such form as shall be consistent with the industry practices and satisfactory to Bank.  Borrower, upon request of Bank, shall deliver to Bank from time to time the policies or certificates of insurance in form satisfactory to Bank, including stipulations that coverages will not be canceled or diminished without at least thirty (30) calendar days’ prior written notice to Bank and not including any disclaimer of the insurer’s liability for failure to give such a notice.  If Borrower at any time fails to obtain or maintain any insurance required under the Loan Documents, Bank may, but shall not be obligated to, obtain such insurance as Bank deems appropriate.

5.6   Compliance with Laws.  Borrower shall comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all local, state, provincial, and federal taxes, Canadian Pension Plan, provincial pension plans, employee health tax, Canadian employment insurance, assessments, and governmental charges imposed upon it or upon its property, except for such taxes, assessments or charges that are contested by Borrower or a Subsidiary in good faith in the ordinary course of business and for which adequate reserves have been provided in Bank’s reasonable judgment.

5.7   Right of Inspection.  Borrower shall, at any reasonable time and from time to time with reasonable notice, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of its employees, officers, and directors and the Borrower’s independent accountants.

5.8   Reporting Requirements.

5.8.1   Annual Financial Statements.  Borrower shall furnish to Bank within one hundred twenty (120) calendar days after the end of each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of cash flows of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by the Borrower and acceptable to the Bank.

5.8.2   Management Letters.  Borrower shall furnish to Bank promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants.

5.8.3   Notice of Litigation.  Borrower shall furnish to Bank promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower that, if determined adversely to the Borrower, could have a material adverse effect on the financial condition, properties, or operations of the Borrower.

5.8.4   Notice of Defaults and Events of Default.  Borrower shall furnish to Bank as soon as possible and in any event within five Business Days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action that is proposed to be taken by the Borrower with respect thereto.

5.8.5   ERISA Reports.  Borrower shall furnish to Bank as soon as possible, and in any event within thirty (30) calendar days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within ten (10) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within ten (10) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to the Borrower or any Commonly Controlled Entity, a certificate of an authorized officer of the Borrower setting forth all relevant details and the action that the Borrower proposes to take with respect thereto.

5.8.6   Reports to Other Creditors.  Borrower shall furnish to Bank promptly after the furnishing thereof, copies of any statement or report furnished to any party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section.

5.8.7   SEC Reports.  Borrower shall furnish to Bank as soon as possible and in any event within five (5) Business Days after the filing thereof, copies of all regular, periodic, and special reports, and all registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority that may be substituted therefore, including, without limitation, any equivalent governmental authority in Canada, or with any national securities exchange, including, without limitation, 10Q, 10K, and 8K reports.  Notwithstanding anything in this Agreement to the contrary, Borrower shall furnish Bank with a copy of Borrower’s 10Q report no later than 45 calendar days after the end of each fiscal quarter and a copy of Borrower’s 10K report no later than 120 calendar days after the end of each fiscal year.

5.8.8   Compliance Certificate.  Borrower shall furnish Bank within 45 calendar days after the end of each fiscal quarter and 120 calendar days after each fiscal year (in the case of the 4th fiscal quarter) a certificate of the chief executive officer or the chief financial officer or the vice president and controller or other officer approved by Bank in writing stating that he or she has individually reviewed the provisions of this Agreement and that review of the activities of Borrower during such quarter  period has been made by him or her or under his or her supervision, with a view to determining whether Borrower had fulfilled all its obligations under this Agreement, and that Borrower has observed and performed each undertaking contained in the Loan Documents and is not in default in the observance or performance of any of the provisions of the Loan Documents or, if Borrower shall be so in default, specifying all such defaults and events of which he or she may have knowledge.
5.8.9   General Information.  Borrower shall furnish to Bank such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.
5.8.10   EDGAR Filings.  Borrower’s obligation to furnish any item or information to Bank may be satisfied if the item or information is available on the Securities and Exchange Commission’s EDGAR database and Borrower provides Bank written notice that such item or information is so available.

5.9   Environment.  Borrower shall, and shall cause each Subsidiary to, (i) be and remain in substantial compliance with Environmental Laws and with the provisions of all other federal, state, and local environmental, health, and safety laws, codes, and ordinances, and all rules and regulations issued thereunder; (ii) notify the Bank immediately of any notice of a material Hazardous Substance discharge or environmental complaint received by Borrower from any governmental agency or other party; (iii) notify the Bank immediately of any material Hazardous Substance discharge from or affecting its premises; (iv) immediately comply with all applicable laws regarding the same; (v) promptly pay any fine or penalty assessed in connection therewith after exhausting all recourse; (vi) permit the Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and (vii) at the Bank’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Bank, and such other and further assurances reasonably satisfactory to the Bank that the condition has been corrected.  For purposes of this Section, the term “material” means any event that alone or in the aggregate with other events listed in this section, if determined adversely to the Borrower or a Subsidiary, could have a material adverse effect on the financial condition, properties, or operations of the Borrower or a Subsidiary.

5.10   Reimbursement of Lender Expenses.  Borrower shall promptly on demand reimburse Bank for sums expended by Bank that constitute Lender Expenses and Borrower authorizes and approves all advances and payments by Bank for items constituting Lender Expenses after written notice to Borrower.  In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.  This provision shall survive termination of this Agreement.

5.11   Bank Accounts.  Borrower shall use Bank as Borrower’s primary depository and transaction bank.

5.12   Canadian Pension and Benefit Plans.

5.12.1   Borrower will cause to be delivered to Bank, promptly upon Bank’s written request, a copy of each Canadian Pension Plan and Canadian Employee Plan and, if applicable, related trust agreements or other funding instruments and all amendments thereto.

5.12.2   Borrower shall obtain and provide Bank, upon its request, with written confirmation from the applicable governmental authorities for each Canadian Pension Plan or Canadian Employee Plan that is required to be registered with any governmental authority under Canadian Employee Benefits Legislation.  Borrower shall ensure that each Canadian Pension Plan or Canadian Employee Plan retains its registered status under and is administered in all material respects in accordance with the terms of the applicable Canadian Pension Plan text, funding agreement and Canadian Employee Benefits Legislation.

5.12.3   Borrower will cause all reports and disclosures required by any Canadian Pension Plan or applicable Canadian Employee Benefits Legislation to be filed and distributed as required.

5.12.4   Borrower shall cause each applicable Canadian Guarantor to perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by such Canadian Guarantor in connection with each applicable Canadian Pension Plan and Canadian Employee Plan and the funding therefore; make and pay all current service and, as applicable, special payments relating to solvency deficiencies under each applicable Canadian Pension Plan and pay all premiums required to be made or paid by it in accordance with the terms of each applicable Canadian Employee Plan and Canadian Employee Benefits Legislation and withhold by way of authorized payroll deductions or otherwise collect and pay into the applicable Canadian Pension Plan or Canadian Employee Plan all employee contributions required to be withheld or collected by it in accordance with the terms of each applicable Canadian Pension Plan or Canadian Employee Plan, and Canadian Employee Benefits Legislation; and ensure that, to the extent that such Canadian Guarantor has a Canadian Pension Plan which is a defined benefit pension plan, that such plan is fully funded, both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the actuarial valuations last filed with the applicable governmental authorities and which are consistent with GAAP.

ARTICLE 6 - NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Obligation is outstanding it will comply with the following provisions:

6.1   Liens.  Without Bank’s prior written consent, Borrower shall not create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon any of its property or assets, now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i)   Liens (if any) granted to Bank to secure the Obligations or the obligations of any Guarantor to Bank,

(ii)   Liens described in the attached Exhibit 6.1,

(iii)   pledges or deposits made to secure payment of worker’s compensation insurance (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs,

(iv)   Liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen, and other like Liens arising in the ordinary course of business, securing indebtedness whose payment is not yet due, or that is being contested by Borrower in good faith and for which adequate reserves have been provided,

(v)   Liens for taxes, assessments, and governmental charges or levies imposed upon a person or upon such person’s income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided,

(vi)   Liens arising from good faith deposits in connection with tenders, leases, real estate bids, or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal, or customs bonds and deposits to secure the payment of taxes, assessments, customs duties, or other similar charges,

(vii)   encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use, or

(viii)   purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a capital lease, provided that (a) any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its business and the Lien on any such property attaches to such asset concurrently or within ninety (90) calendar days after the acquisition thereof; (b) the obligation secured by any Lien so created, assumed, or existing shall not exceed the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Borrower, (c) each such Lien shall attach only to the property so acquired, (d) the debt secured by all such Liens shall not exceed One Hundred Thousand Dollars ($100,000) at any time outstanding in the aggregate, and (e) the debt secured by such Lien is permitted by the provisions of Section 6.2.

6.2   Debt.  Without Bank’s prior written consent, Borrower shall not incur, assume, or suffer to exist, or permit any Subsidiary to incur, assume, or suffer to exist, any debt other than (i) the Obligations; (ii) indebtedness and liabilities of Borrower identified in Exhibit 4.13; (iii) indebtedness and liabilities of Borrower that have been subordinated to the Obligations by written agreement in form and substance acceptable to Bank; (iv) accounts payable to trade creditors for goods or services that are incurred in the ordinary course of business, as presently conducted, and paid within a reasonable time, unless contested in good faith and by appropriate proceedings; and (v) debt of the Borrower secured by purchase-money liens that are Permitted Liens.

6.3   Mergers or Reorganization.  Without Bank’s prior written consent, which consent shall not be unreasonably withheld, Borrower shall not, and shall not permit any Subsidiary to, wind up, liquidate or dissolve itself, reorganize, merge, amalgamate, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transactions or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or transfer assets to the Borrower, (2) any Subsidiary may merge into, amalgamate, or consolidate with or transfer assets to any other Subsidiary, and (3) any Subsidiary may acquire, merge, or amalgamate with any entity whose assets are valued at ten percent (10%) or less of the Borrower’s net worth, as long as the Subsidiary is the surviving entity and remains wholly owned, directly or indirectly, by Borrower.  Without limiting the forgoing provisions of this section 6.3, Bank consents to (i) the intended amalgamation of the Canadian Guarantors effective October 31, 2010, and (ii) the transfer of the ownership of all of the capital stock of Gulfstream TLC, Inc. to US Ecology Stablex Holdings, Inc.

6.4   Leases.  Without Bank’s prior written consent, Borrower shall not create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (1) leases existing on the date of this Agreement and any extensions or renewals thereof; (2) leases with Bank or an affiliate of Bank; (3) leases (other than capital leases) that do not in the aggregate require the Borrower and its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expenses that the Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of One Hundred Thousand Dollars ($100,000); and (4) leases (other than capital leases) for the rental of transportation equipment (e.g., rail cars and trucks) that is required in order to transport material to the facilities of Borrower and its Subsidiaries.

6.5   Sale and Leaseback.  Without Bank’s prior written consent, Borrower shall not sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person other than Bank or an affiliate of Bank and thereafter directly or indirectly lease back the same or similar property.

6.6   Dividends.  Without Bank’s prior written consent, Borrower shall not declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock, except that the Borrower (1) may declare and deliver dividends and make distributions payable solely in common stock of the Borrower; (2) may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; (3) may purchase, redeem, retire, or otherwise acquire shares of its capital stock for cash as long as on the date the share repurchase is declared by Borrower, no Event of Default shall have occurred and be continuing, no event or condition that, with the giving of notice or the passage of time or both, would constitute an Event of Default shall have occurred and be continuing, and the share repurchase will not result in the occurrence of an Event of Default; and (4) may declare and pay quarterly or annual dividends as long as on the date the dividend is declared by Borrower, no Event of Default shall have occurred and be continuing, no event or condition that, with the giving of notice or the passage of time or both, would constitute an Event of Default shall have occurred and be continuing, and the payment of the dividend will not result in the occurrence of an Event of Default.

6.7   Sale of Assets.  Without Bank’s prior written consent, Borrower shall not, and shall not permit any Subsidiary to, sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired material operating assets (including, without limitation, receivables and Subsidiaries), except:  (1) assets disposed of in the ordinary course of business; and (2) the sale or other disposition of assets no longer used or useful in the conduct of its business.

6.8   Investments.  Without Bank’s Prior written consent, Borrower shall not, and shall not permit any Subsidiary to, make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except:  (1) investments permitted under Borrower’s investment policy, a copy of which is attached as Exhibit 6.8; (2) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower; (3) investments made through Bank or one of its affiliates, and (4) as provided for in Section 6.3.

6.9   Guaranties.  Without Bank’s prior written consent, Borrower shall not, and shall not permit any Subsidiary to, assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or to otherwise assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.10   ERISA Plans.  Without Bank’s prior written consent, Borrower shall not, and shall not permit any Subsidiary to, enter into, contribute to, or become a party to any Plan, other than those Plans listed in Exhibit 6.10.

6.11   Transactions With Affiliates.  Without Bank’s prior written consent, Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; except that Borrower may repay Affiliate Debt, as listed on Exhibit 4.13 at anytime.

6.12   Change of Name.  Without Bank’s prior written consent, Borrower shall not, and shall not permit any Subsidiary to, change the Borrower’s name, business structure, or identity, or add any new assumed business name.  Bank consents to the change of the name of Gulfstream TLC, Inc. to US Ecology Stablex, Inc. with 30 calendar days prior written notice to Bank of the effective date of the change.

6.13   Change in Management.  Borrower shall not materially and adversely alter the executive management positions of Chief Executive Officer and/or Chief Financial Officer without giving Bank written notice of such alteration at least sixty (60) calendar days prior to the effective date of such alteration in executive management.  If such advance notice is not possible, Borrower shall notify Bank of such change as soon as is possible.

6.14   Accounting.  Borrower shall not (i) modify or change its method of accounting to depart from GAAP without advising Bank of such change, or (ii) enter into, modify, or terminate any material agreement presently existing or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower’s accounting records without Borrower instructing said accounting firm and/or service bureau to provide to Bank information regarding Borrower’s financial condition.

6.15   Location of Chief Executive Office.  Borrower shall not, and shall not permit any Subsidiary to, relocate its chief executive office from Ada County, Idaho without thirty (30) calendar days prior written notice to Bank.

ARTICLE 7 - FINANCIAL COVENANTS

So long as any Obligation is outstanding or the Bank shall have any commitment under this Agreement, Borrower shall maintain the following financial covenants:

7.1   Funded Debt Ratio.  Borrower shall maintain at the end of each fiscal quarter a Funded Debt Ratio (as defined in paragraph 2.4.4.4) of not greater than 2.50 to 1.00.

7.2   Minimum Tangible Net Worth.  Borrower shall maintain on a consolidated basis at the end of each fiscal quarter a Tangible Net Worth of not less than the sum of (a) Forty-one Million and No/100 Dollars ($41,000,000.00), plus (b) 10% of Borrower’s Adjusted Net Income.  “Tangible Net Worth” means the sum of Borrower’s total consolidated stockholder’s equity less all Intangible Assets (such as goodwill, trademarks, patents, copyrights, and similar items) and excluding any cumulative foreign currency translation adjustments residing in equity but not recognized through the Borrower’s income statement.  “Intangible Assets” means the sum of total intangibles plus goodwill less any deferred tax liability that is recognized at closing as a result of any purchase price allocation under GAAP.  “Adjusted Net Income” means Borrower’s consolidated net income for all periods after September 30, 2010, without regard to any consolidated net losses.

7.3   Fixed Charge Coverage Ratio.  Borrower shall maintain a ratio of Adjusted Net Profit to Fixed Charges of not less than 1.50 to 1.00 determined on a rolling 4-quarter basis at the end of each fiscal quarter.  The term “Adjusted Net Profit” shall mean, for any period, as applied to Borrower and its Subsidiaries, the sum of (1) Borrower’s net income after deduction of all expenses, cash taxes paid, and other proper charges determined in accordance with GAAP, plus (2) depreciation, non-cash accretion of closure/post-closure obligations, and amortization to the extent such items were deducted to compute Borrower’s net income, plus (3) cash capital contributions to Borrower during the period, and plus (4) the amount of increase, if any, in Borrower’s subordinated debt during the period, minus (a) all unfunded capital expenditures, and minus (b) the amount of decrease, if any, in Borrower’s Subordinated Debt during the period.  For debt to qualify as subordinated debt for purposes of this Section, it must be subordinated to the Obligations on terms and conditions acceptable to Bank in its sole discretion.  The term “Fixed Charges” shall mean, for any period, as applied to Borrower and its Subsidiaries, the sum of principal payments owing by Borrower to third parties for money borrowed, including capitalized leases of Borrower, paid or scheduled to be paid during the period (including scheduled reductions in the Reducing Revolving Commitment Amount).  The term “Subordinated Debt” means all indebtedness of Borrower (including, without limitation, capital lease obligations) that is subordinated to payment in full of the Obligations pursuant to a written agreement in form and substance acceptable to Bank.

7.4   Current Ratio.  Borrower shall maintain at the end of each fiscal quarter a ratio of the consolidated total current assets of Borrower and its Subsidiaries to the consolidated total current liabilities of Borrower and its Subsidiaries of not less than 1.10 to 1.0.  For purposes of computing the Current Ratio, total current liabilities will include the outstanding principal balance of the Revolving Loans and the current portion of the Reducing Revolving Loans and will be reduced by the current portion of closure/post closure obligations.

ARTICLE 8 - EVENTS OF DEFAULT

8.1   Events of Default.  Each of the following events, at the option of Bank, shall constitute an event of default (each an “Event of Default”):

8.1.1   Payment Failure.  The Borrower shall fail to pay the principal of, or interest on, the Revolving Note, or any Obligation within fifteen (15) calendar days of when due and payable.

8.1.2   Misrepresentation.  Any representation or warranty made or deemed made by Borrower in this Agreement or any other Loan Document or that is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made.

8.1.3   Performance Failure.  Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or other Loan Document, or Borrower shall be in default under any other agreement with Bank or an affiliate of Bank.

8.1.4   Failure to Pay Debts.  Borrower shall (a) fail to pay any indebtedness for borrowed money (other than the Loans) of the Borrower in excess of an aggregate principal amount of $100,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

8.1.5   Insolvency.  Borrower (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and that remains undismissed for a period of sixty (60) calendar days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) calendar days or more.

8.1.6   Judgments.  One or more judgments, decrees, or orders for the payment of money in excess of $250,000 in the aggregate shall be rendered against the Borrower, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive calendar days without being vacated, discharged, satisfied, or stayed or bonded pending appeal.

8.1.7   Guaranty.  Any Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor, or the Guarantor shall deny he has any further liability under, or shall fail to perform its obligations under, the Guaranty, or the Guarantor, if a natural person, shall die.

8.1.8   Guarantor Security Agreements.  Any Guarantor Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor, or the Guarantor shall deny it has any further liability or obligation under the Security Agreement, or the Guarantor shall fail to perform any of its obligations under the Security Agreement.

8.1.9   ERISA.  Any of the following events shall occur or exist with respect to Borrower and any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject the Borrower to any tax, penalty, or other liability that in the aggregate may exceed $100,000.

8.1.10   Environmental Lien.  If any federal, state, provincial, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against the Borrower and/or its assets, equipment, property, leaseholds or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within ten (10) Business Days of the occurrence giving rise to the claim, (a) the Borrower can prove to the Bank’s reasonable satisfaction that the Borrower has commenced and is diligently pursuing an investigation of the claim to be followed promptly by either:  (i) a cure or plan for correction of the event that constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion, or (ii) proceedings for an injunction, a restraining order, or other appropriate emergent relief preventing such agency or agencies from asserting such claim, that relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance and amount to both the Bank and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event that constitutes the basis for the claim.

8.1.11   Material Misrepresentation.  Any material misrepresentation exists now or hereafter in any warranty or representation made to Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director.

8.1.12   Agreement Unenforceable.  This Agreement shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under this Agreement.

8.2   Cure of Event of Default.  If any Event of Default, other than a payment default, is curable and if Borrower has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower, after receiving written notice from Bank demanding cure of such default:  (a) cures the default within fifteen (15) calendar days; or (b) if the cure requires more than fifteen (15) calendar days, immediately initiates steps that Bank deems in Bank’s sole, but reasonable, discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.  Bank at its sole discretion may elect to give Borrower additional cure opportunities.

ARTICLE 9 - BANK’S RIGHTS AND REMEDIES

9.1   Specific Remedies.  Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election and without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

9.1.1   Terminate Loans.  Terminate the obligation of the Bank to make Loans.

9.1.2   Acceleration.  Declare all Obligations, whether evidenced by this Agreement or the Loan Documents, immediately due and payable in full.

9.1.3   Terminate Agreement.  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Bank, but without affecting the Obligations.

9.1.4   Lender Expenses.  Borrower shall pay all Lender Expenses incurred in connection with Bank’s enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank.

9.1.5   Attorney-in-Fact.  Borrower appoints Bank as Borrower’s attorney to carry out the terms of this Agreement, with power to endorse Borrower’s name on any checks, notes, money orders, drafts, or other forms of payment or security that may come into Bank’s possession.  The appointment of Bank as Borrower’s attorney being coupled with an interest is irrevocable so long as any Obligations remain unsatisfied.

9.1.6   Other Remedies.  Bank may exercise any other right or remedy provided in this Agreement or the Loan Documents or otherwise available in law or in equity.

9.2   Set Off.  Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Revolving Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Revolving Note or such other Loan Document and although such obligations may be unmatured.  The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Bank may have.

9.3   Cumulative Remedies.  The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

9.4   Arbitration.

9.4.1   Arbitration.  The parties shall, upon demand by any party, submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and the Loan Documents and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

9.4.2   Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Idaho selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state law.

9.4.3   No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

9.4.4   Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Idaho or a neutral retired judge of the state or federal judiciary of Idaho, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Idaho and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Idaho Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

9.4.5   Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 calendar days before the hearing date and within 180 calendar days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

9.4.6   Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

9.4.7   Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

9.4.8   Real Property Collateral.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of Idaho, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.

9.4.9   Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 calendar days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

ARTICLE 10 - MISCELLANEOUS

10.1   Amendments, Etc.  No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2   Notices, Etc.  Unless otherwise provided in this Agreement, all notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing and either personally served or sent by verified facsimile transmission, overnight delivery service, or regular United States mail, postage prepaid, to Borrower or to Bank as the case may be at the addresses set forth below:

If to Borrower:	US Ecology, Inc. 300 East Mallard Drive Suite 300 Boise, Idaho 83706 Attention: Jeffrey Feeler Fax: 208/331-7900

With a copy to:	Paul M. Boyd, Esq. Stoel Rives 101 South Capitol Blvd., Suite 1900 Boise, Idaho 83702-5958 Fax: 208/389-9040

If to Bank:	Wells Fargo Bank, National Association MAC U1858-032 877 West Main Street – 3rd Floor Boise, Idaho 83702 Attention: Regional Commercial Banking Fax: 208/393-2472

With a copy to:	Moffatt, Thomas, Barrett, Rock & Fields, Chartered 101 S. Capitol Blvd., 10th Floor (83702) P.O. Box 829 Boise, Idaho 83701-0829 Attention: David S. Jensen Fax: 208/385-5384

The parties may change the address at which they are to receive notices and other communications hereunder by notice in writing in the foregoing manner given to the other.  All notices or demands sent in accordance with this Section shall be deemed received on the earlier of the date of confirmed actual receipt or three (3) Business Days after the deposit thereof in the mail.
10.3   No Waiver.  No failure or delay on the part of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder.
10.4   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

10.5   Integration.  This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

10.6   Application of Payments.  Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of the Obligations, and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

10.7   Continuing Warranties, Representations and Covenants.  Each warranty, representation, and covenant contained in this Agreement shall continue until the Agreement is terminated and all Obligations have been paid or satisfied in full and shall be conclusively presumed to have been relied upon by Bank regardless of any investigation made or information possessed by Bank.  The warranties, representations, and covenants set forth herein shall be cumulative and in addition to any and all other warranties, representations, and covenants that Borrower shall give or cause to be given to Bank, either now or hereafter.

10.8   Indemnity.  The Borrower shall defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person.  This indemnity shall survive termination of this Agreement for a period of five years.

10.9   Choice of Law and Venue.  This Agreement is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby.  Accordingly, in all respects, this Agreement and the Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America.  Each party hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Agreement.  All disputes, controversies, or claims arising out of, or in connection with, this Agreement or any Loan Document shall be litigated in any court of competent jurisdiction within the state of Idaho.  Each party hereby accepts jurisdiction of such state and agrees to accept service of process as if it were personally served within such state.  Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

10.10   Severability of Provisions.  Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

10.11   Headings.  Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

10.12   Jury Trial Waiver.  THE BANK AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

10.13   Destruction of Borrower’s Documents.  After notice to Borrower, any documents, schedules, invoices, or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank at any time six (6) months after they are delivered to or received by Bank, unless Borrower requests in writing the return of the said documents, schedules, invoices, or other papers and makes arrangements at Borrower’s expense for their return.

10.14   Participations.  With Borrower’s consent, which consent shall not be unreasonably withheld, Bank may, at any time, sell to one or more banks, financial institutions or other Persons (each a “Participant”) participating interests in the Loans or any other interest of Bank under the Loan Documents.  If Obligations are due or unpaid, or shall have been declared or shall have become due or unpaid, upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as Bank under this Agreement.

10.14.1   Consent.  With Borrower’s consent, which consent shall not be unreasonably withheld, Borrower authorizes Bank to disclose to any actual or prospective Participant and/or assignee, any and all financial information in Bank’s possession or known to Bank concerning Borrower, its affiliates.

10.14.2   Lead Lender.  Notwithstanding any contrary provision of this Section, Bank shall at all times be the lead lender (i.e., the sole party with whom Borrower needs to communicate) with respect to the Loans, and Borrower shall only be required to communicate with Bank.  Each Participant that receives confidential information regarding Borrower must agree to use reasonable efforts to keep all information acquired by it in connection with the Loans or Loan Documents and relating to Borrower confidential; provided, however, that such information may be distributed by any Participant (i) pursuant to a court order or a demand made by any governmental agency or authority, or otherwise in connection with litigation or as otherwise required by law, (ii) to such person’s consultants or professionals, as necessary, (iii) in connection with a sale or participation of such person’s interest in the Loans, and (iv) to regulators in connection with audits.

10.15   Effective Date.  This Agreement shall be binding and deemed effective as of the date first written above when executed by Borrower and accepted and executed by Bank.

10.16   Counterparts.  This Agreement may be executed in any number of counterparts and delivered by facsimile transmission.  Each counterpart when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Agreement.

BORROWER:

US ECOLOGY, INC.

By /s/ Jeffrey R. Feeler
Jeffrey R. Feeler Vice President and Chief Financial Officer

BANK’S ACCEPTANCE

Accepted and effective as of October 29, 2010, in the State of Idaho.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By /s/ Brian W. Cook
Brian W. Cook, Vice President

EXHIBIT 2.1.1.1

AUTHORIZED PERSONS
Bank shall make the Revolving Loans upon written or, at the discretion of Bank, telephonic instructions received from any one of the following:

James R. Baumgardner	President, Chief Executive Officer, and Chief Operating Officer
Jeffrey R. Feeler	Vice President and Chief Financial Officer
Eric Gerratt	Vice President and Controller

EXHIBIT 2.1.1.2

LIBOR LOAN REQUEST FORM

Date: _____________________

Wells Fargo Bank, National Association
MAC U1858-032
877 West Main Street, 3rd Floor
Boise, ID   83702

Attention:  Corporate Banking

Ladies & Gentlemen:

We refer to the Credit Agreement (the “Agreement”), dated October 29, 2010, between Wells Fargo Bank, National Association (“Bank”) and US Ecology, Inc. (“Borrower”).  Borrower requests that Bank make a LIBOR Loan pursuant to the Agreement and specifies as follows:

1.   The requested Loan is to be a ☐ Revolving Loan ☐ Reducing Revolving Loan.

2.   The date of the requested Loan is to be __________________________.

3.   The amount of the requested Loan is to be $______________________.

4.   The requested Interest Period for the Loan is ___________________.

Borrower certifies to Bank, as of the date of this letter, that the warranties and representations set forth in the Agreement and the other Loan Documents are true and correct, and that no Event of Default, as defined in the Agreement, has occurred and is continuing or would result from the requested Loan.
Very truly yours,

US ECOLOGY, INC.

By _____________________________
Title ____________________________

EXHIBIT 2.1.2

FORM OF REVOLVING NOTE
See attached.

REVOLVING NOTE

Borrower:	US ECOLOGY, INC.	October 29, 2010
Boise, Idaho

Address:	300 E. Mallard Drive, Suite 300 Boise, Idaho 83706

Principal Amount:	Twenty Million Dollars ($20,000,000)

FOR VALUE RECEIVED, US ECOLOGY, INC., a Delaware corporation (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) the total principal amount outstanding on this note (the “Note”) together with interest thereon as stated below, in lawful money of the United States of America.

This Note is executed pursuant to and is the Revolving Note referred to in that certain Credit Agreement, dated October 29, 2010, between Borrower and Bank (as amended, modified, or supplemented from time to time, the “Credit Agreement”).  Capitalized terms used but not defined in this Note shall have the same definitions as are ascribed to such terms in the Credit Agreement.  This Note is governed by the provisions of the Credit Agreement.

This Note is a revolving promissory note and evidences a revolving line of credit not to exceed the maximum principal amount stated above at any one time.  The amount outstanding on this Note at any specific time shall be the total amount advanced by Bank less the amount of principal payments made from time to time, plus any interest due and payable.

Borrower agrees that any and all advances made hereunder shall be for Borrower’s benefit, whether or not said advances are deposited to Borrower’s account.  Advances may be made at the request of those persons so identified in the Credit Agreement and such persons are hereby authorized to request advances and to direct the disposition of any such advances in the manner provided in the Credit Agreement until written notice of revocation of this authority is received by Bank from Borrower.

The outstanding unpaid balance of this Note shall bear interest at a fluctuating per annum rate as set forth in the Credit Agreement.  This Note shall be repaid in the manner set forth in the Credit Agreement.

This Note is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby.  Accordingly, in all respects, this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America.  Each party hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Note.  All disputes, controversies, or claims arising out of, or in connection with, this Note shall be litigated in any court of competent jurisdiction within the state of Idaho.  Each party hereby accepts jurisdiction of such state and agrees to accept service of process as if it were personally served within such state.  Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

Except as expressly provided in the Credit Agreement, the makers, sureties, guarantors and endorsers of this Note jointly and severally waive presentment for payment, protest, notice of protest and notice of nonpayment of this Note, and consent that this Note or any payment due under this Note may be extended or renewed without demand or notice.

US ECOLOGY, INC.

By /s/ Jeffrey R. Feeler
Jeffrey R. Feeler Vice President and Chief Financial Officer

EXHIBIT 2.2.2

FORM OF REDUCING REVOLVING NOTE

See attached.

REDUCING REVOLVING NOTE

Borrower:	US ECOLOGY, INC.	October 29, 2010
Boise, Idaho

Address:	300 E. Mallard Drive, Suite 300 Boise, Idaho 83706

Principal Amount:	Seventy-five Million Dollars ($75,000,000)

FOR VALUE RECEIVED, US ECOLOGY, INC., a Delaware corporation (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) the total principal amount outstanding on this note (the “Note”) together with interest thereon as stated below, in lawful money of the United States of America.

This Note is executed pursuant to and is the Reducing Revolving Note referred to in that certain Credit Agreement, dated October 29, 2010, between Borrower and Bank (as amended, modified, or supplemented from time to time, the “Credit Agreement”).  Capitalized terms used but not defined in this Note shall have the same definitions as are ascribed to such terms in the Credit Agreement.  This Note is governed by the provisions of the Credit Agreement.

This Note is a revolving promissory note and evidences a revolving line of credit not to exceed the Reducing Revolving Commitment Amount (as reduced from time to time pursuant to the Credit Agreement).  The amount outstanding on this Note at any specific time shall be the total amount advanced by Bank less the amount of principal payments made from time to time, plus any interest due and payable.

Borrower agrees that any and all advances made hereunder shall be for Borrower’s benefit, whether or not said advances are deposited to Borrower’s account.  Advances may be made at the request of those persons so identified in the Credit Agreement and such persons are hereby authorized to request advances and to direct the disposition of any such advances in the manner provided in the Credit Agreement until written notice of revocation of this authority is received by Bank from Borrower.

The outstanding unpaid balance of this Note shall bear interest at a fluctuating per annum rate as set forth in the Credit Agreement.  This Note shall be repaid in the manner set forth in the Credit Agreement.

This Note is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby.  Accordingly, in all respects, this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America.  Each party hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Note.  All disputes, controversies, or claims arising out of, or in connection with, this Note shall be litigated in any court of competent jurisdiction within the state of Idaho.  Each party hereby accepts jurisdiction of such state and agrees to accept service of process as if it were personally served within such state.  Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

Except as expressly provided in the Credit Agreement, the makers, sureties, guarantors and endorsers of this Note jointly and severally waive presentment for payment, protest, notice of protest and notice of nonpayment of this Note, and consent that this Note or any payment due under this Note may be extended or renewed without demand or notice.

US ECOLOGY, INC.

By /s/ Jeffrey R. Feeler
Jeffrey R. Feeler Vice President and Chief Financial Officer

EXHIBIT 3.1.3

FORM OF SECURITY AGREEMENT

See attached.

EXHIBIT 3.1.4

FORM OF GUARANTOR SECURITY AGREEMENT

See attached.

EXHIBIT 3.1.5

FORM OF OPINION OF COUNSEL FOR BORROWER AND GUARANTORS

October 29, 2010

Wells Fargo Bank, National Association
Post Office Box 7069
Boise, Idaho  83730

Re:    Loan by Wells Fargo Bank, National Association to US Ecology, Inc.

Ladies and Gentlemen:

We are counsel to US Ecology, Inc., a Delaware corporation, (the “Borrower”), and US Ecology Illinois, Inc., a California corporation, US Ecology Texas, Inc., a Delaware corporation, American Ecology Recycle Center, Inc., a Delaware corporation, American Ecology Environmental Services Corporation, a Texas corporation, US Ecology Idaho, Inc., a Delaware corporation, US Ecology Nevada, Inc., a Delaware corporation, US Ecology Washington, Inc., a Delaware corporation, US Ecology Field Services, Inc., a Delaware corporation, US Ecology California, Inc., a Delaware corporation, US Ecology Stablex Holdings, Inc., a Delaware corporation, Stablex Canada Inc., a Canadian corporation, and Gulfstream TLC, Inc., a Delaware corporation (collectively, the “Guarantor”).  The opinion expressed below is furnished to you in connection with the Credit Agreement (the “Credit Agreement”) dated as of October 29, 2010, between the Borrower and Wells Fargo Bank, National Association (“Bank”).  This opinion is being delivered pursuant to Section 3.1.6 of the Credit Agreement.  Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

In rendering the opinions set forth below, we have examined and relied upon such documents and instruments as we have deemed appropriate, including the following documents and instruments:

1. The Credit Agreement;

2. The Revolving Note made by Borrower to the order of Bank in the stated principal amount of $20,000,000; and

3. The Reducing Revolving Note made by Borrower to the order of Bank in the stated principal amount of $75,000,000; and

4. The Security Agreement (the “Security Agreement”) made by Borrower in favor of the Bank as security for the Obligations and describing therein certain personal property;

5. The Continuing and Unconditional Guaranty made by each Guarantor in favor of the Bank (a “Guaranty,” and collectively the “Guaranties”).

6. The Security Agreement made by each Guarantor (the “Guarantor Security Agreements”) in favor of the Bank as security for the Guarantor’s Guaranty and describing therein certain personal property; and

The Credit Agreement, the Revolving Note, the Reducing Revolving Note, and the Security Agreement are collectively referred to as the “Loan Documents.”  We have also reviewed copies of (i) a UCC-1 Financing Statement (the “Borrower Financing Statement”) naming the Borrower as Debtor and Bank as Secured Party to be filed with the Delaware Secretary of State, (ii) a UCC-1 Financing Statement (the “Delaware Financing Statement”) naming the Guarantors organized in Delaware as Debtors and Bank as Secured Party to be filed with the Delaware Secretary of State, and __________________________ [Canadian Financing Statements].

Based on the foregoing, I am of the opinion that:

1. The Borrower was incorporated under the Delaware General Corporation Law and exists in good standing under the laws of the State of Delaware.

2. The Borrower is authorized or qualified to do business in Idaho, and all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

3. The Borrower has power and authority under the Delaware General Corporation Law and all necessary material licenses, permits, and authorizations to own its properties and to conduct its business in the manner and at the locations as represented to Bank by Borrower.

4. The Borrower has power and authority under the Delaware General Corporation Law to execute and deliver the Loan Documents and perform its obligations thereunder.

5. The Borrower has authorized the execution and delivery of the Loan Documents and the performance of its obligations thereunder by all requisite action under the Delaware General Corporation Law.

6. Each Guarantor was organized under the law of the state of its organization and exists in good standing under the laws of such State.

7. Each Guarantor has power and authority under the law of the state of its organization to execute and deliver the Guaranty and perform its obligations thereunder.

8. Each Guarantor has authorized the execution, delivery, and reaffirmation of the Guaranty and the performance of its obligations thereunder by all requisite action under the law of the state if its organization.

9. Each Loan Document constitutes a valid and legally binding obligation of the Borrower enforceable against Borrower in accordance with its terms.  Each Guaranty and each Guarantor Security Agreement constitutes a valid and legally binding obligation of the Guarantor that is party thereto enforceable against such Guarantor in accordance with its terms.

10. Neither the execution and delivery of the Loan Documents by the Borrower nor the performance of its obligations thereunder (i) violates the Borrower’s articles of incorporation or bylaws or any applicable provisions of statutory law or regulation, or (ii) results in the material breach of or constitutes a material default under any existing indenture or loan, credit, or other agreement or instrument to which the Borrower is a party or by which it or its property is bound or affected.

11. The execution and delivery of the Guaranty by any Guarantor and the performance of its obligations thereunder do not (i) violate such Guarantors’ articles of incorporation or bylaws or any applicable provisions of statutory law or regulation, or (ii) result in the material breach of or constitute a material default under any existing indenture or loan, credit, or other agreement or instrument to which such Guarantor is a party or by which it or its property is bound or affected.

12. In an action or proceeding arising out of or relating to the Loan Documents or a Guaranty in a Canadian court of competent jurisdiction, such court would recognize and give effect to the choice of Idaho law contained in the Loan Documents and the Guaranties.

13. No registrations, filings, consents, licenses, approvals and authorizations of, exemptions, orders or similar formalities are required from any governmental or other regulatory authorities of Canada for the execution and delivery of the Guaranties and Guarantor Security Agreements by Stablex Canada Inc., a Canadian corporation, Seaway TLC Inc. - Voie Maritime TLC Inc., a Canadian corporation, and the performance of their obligations thereunder.

14. No stamp duty or other documentary tax or similar tax or duty of any kind imposed by governmental or other regulatory authorities of Canada must be paid by Borrower or a Guarantor in connection with the execution and delivery of the Guaranties and the Guarantor Security Agreements by Stablex Canada Inc., a Canadian corporation, Seaway TLC Inc. - Voie Maritime TLC Inc., a Canadian corporation, and the performance of their obligations thereunder.

15. The Security Agreement is in a form sufficient to create a valid security interest under Article 9 of the Uniform Commercial Code as adopted in the states of Idaho and Delaware (the “UCC”) in those items and types of Collateral (as such term is defined in the Security Agreement) that are subject to the provisions of Article 9 of the UCC (the “UCC Collateral”) as security for the payment of the Obligations.

16. The Borrower Financing Statement is in proper form for filing in the state of Delaware.  The due filing and indexing of the Borrower Financing Statement among the financing statements records of the office of the Secretary of State of Delaware will be sufficient to perfect the security interest created by the Security Agreement in those items and types of the UCC collateral other than fixtures in which a security interest may be perfected by the filing of a financing statement.

17. Each Guarantor Security Agreement is in a form sufficient to create a valid security interest under Article 9 of the UCC in those items and types of Collateral (as such term is defined in the Guarantor Security Agreement) that are subject to the provisions of Article 9 of the UCC (the “Guarantor UCC Collateral”) as security for the applicable Guarantor’s obligations under its Guaranty.

18. The Delaware Financing Statement is in proper form for filing in the state of Delaware.  The due filing and indexing of the Delaware Financing Statement among the financing statements records of the office of the Secretary of State of Delaware will be sufficient to perfect the security interest created by the Guarantor Security Agreements in those items and types of the Guarantor UCC Collateral other than fixtures in which a security interest may be perfected by the filing of a financing statement.

19. [Canadian equivalent opinions]

I confirm that there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against the Borrower or against any of its properties or revenues that, if adversely determined, could be reasonably expected to have a material adverse effect on the business operations, property, or financial condition of the Borrower taken as a whole.

Very truly yours,

EXHIBIT 3.1.12

FORM OF LETTER TO ACCOUNTANTS

[LETTERHEAD OF BORROWER]

Deloitte & Touche LLP
101 S. Capitol Blvd, Suite 1700
Boise, Idaho 83702

Ladies and Gentlemen:

We instruct you to send to Wells Fargo Bank, National Association (“Bank”) any reports dealing with improper accounting practices, defalcations, financial reporting errors or misstatements or fraud perpetrated on us or by any of our employees or agents.  Such reports must be sent to Bank prior to or contemporaneously with such reports being sent to us.  We further request that you meet with Bank, upon Bank’s request, to discuss US Ecology, Inc.’s financial statements and any related questions the Bank may have regarding the same, strictly limited to any reports you send to Bank and the financial statements for which you have rendered an audit opinion.

We inform you that one of the principal purposes of the audited financial statements upon which you may be asked to opine is to provide the Bank with information regarding our financial condition.

These instructions may only be revoked by a writing signed by an officer of Bank.

Thank you.

US ECOLOGY, INC.

By  /s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President and Chief Financial Officer

EXHIBIT 4.10

CANADIAN PENSION AND EMPLOYEE PLANS

Pension:

●	Stablex Canada Inc. Simplified Pension Plan.
●	Stablex Canada Inc. Registered Retirement Savings Plan

Health, Dental, Life Insurance, AD&D, LTD:

●	Stablex Canada Inc Group Insurance

Short Term Disability:

●	Stablex Canada Inc. Disability Management Services.

EAP:

●	Stablex Canada Inc. Employee and Family Assistance Program (EFAP)

EXHIBIT 4.13

DEBT
Creditor	Date of Agreement	Type of Debt	Security	Current Balance

Wells Fargo Bank	10/29/2010	$20,000,000 Revolving Credit	Secured	$0.00

Wells Fargo Bank	10/29/2010	$75,000,000 Reducing Revolving Credit	Secured	$0.00

Pitney Bowes Global Financial Services LLC	06/26/2007	Capital leases	Secured	$5,574.00

Pitney Bowes Global Financial Services LLC	09/21/2007	Capital leases	Secured	$2,207.00

Wells Fargo Leasing	01/09/2006	Capital leases	Secured	$4,649.00

EXHIBIT 4.16

SUBSIDIARIES

Company Name	Parent Corporation	Percentage of Stock Owned by Parent	Jurisdiction of Organization
American Ecology Environmental Services Corporation	USE	100%	Texas 6/12/80
American Ecology Recycle Center, Inc.	USE	100%	Delaware 3/31/94
US Ecology Illinois, Inc.	USE	100%	California 9/22/52
US Ecology Idaho, Inc.	USE	100%	Delaware 5/26/81
US Ecology Nevada, Inc.	USE	100%	Delaware 5/10/04
US Ecology Washington, Inc.	USE	100%	Delaware 5/10/04
US Ecology Texas, Inc.	USE	100%	Delaware 2/24/93
US Ecology Field Services, Inc.	USE	100%	Delaware 1/1/09
US Ecology California, Inc.	USE	100%	Delaware 6/25/10
US Ecology Stablex Holdings, Inc. (USESH)	USE	100%	Delaware 10/11/10
Stablex Canada Inc. (Stablex)	USESH	100%	Canada
Gulfstream TLC, Inc.	USESH	100%	Delaware
US Ecology Canada Holdings Inc. (USECH) (until amalgamation into Stablex)	USESH	100%	Canada
Seaway TLC Inc. – Voie Maritime TLC Inc. (until amalgamation into Stablex)	USECH	100%	Canada

EXHIBIT 6.1

PERMITTED LIENS

Liens against the equipment financed by the capital leases listed in Exhibit 4.13.

EXHIBIT 6.8

BORROWER’S INVESTMENT POLICY

US Ecology, Inc.’s (“US Ecology” or the “Company”) overall investment objectives are preservation of principal, preservation of purchasing power through growth, competitive investment yields and minimizing loss of principal or investment risk.

General Procedures
1.   Reporting Structure

Investment results are to be reported to the Board of Directors (“Board”) quarterly, or more frequently if requested. Reported investment results should include a summary of investment portfolio holdings and investment performance results. US Ecology may use investment consultants and/or managers as deemed appropriate to make prudent investment decisions.

2.   Reporting Investment Results to Performance Targets

On a monthly basis, investment performance results for both short-term and long-term investments shall be reported to the CEO by the CFO. All investments shall consist of money market accounts, investment sweep accounts and/or fixed income/cash equivalent funds.

3.   Investment Objectives

The overall investment objectives of the short-term investment funds is preservation of principal, and secondarily investment of all available funds at the highest possible yield with minimum risk, while providing sufficient liquidity to meet the operating cash requirements of US Ecology.  Recognizing the inherent uncertainty of cash flows and working capital needs, short-term funds are to be invested in high-quality securities with minimum credit risk and short-term maturities.

4.   Permitted Investments

The investments portfolio shall consist of fixed income high-quality securities with individual maturities of one year or less. The following investments are permitted under this Policy. There may be securities of similar safety, liquidity, and yield, which may be utilized, which are not specifically identified herein.  Such investments will be periodically considered and revisions will be made to the Policy as necessary.

A)
Obligations of the U.S. Government and Agencies – All obligations of the U.S. government or its agencies are approved for use, including direct investments in U.S. Government Mortgage Pass-Through Securities. Total outstanding U.S. Government Mortgage Pass-Through Securities may not constitute more than 10% of the portfolio including any cash balances

B)	Certificates of Deposit, Demand/ Transaction Deposits, and Time Deposits

Certificates of deposit, Demand/Transaction Deposits, and Time Deposits (collectively referred to as “Deposits”) may be purchased from domestic banks and savings and loans associations if the financial institution has a credit rating of at least the following:

●	Standard & Poor’s Credit Rating for long-term senior debt of at least A-,
●	Moody’s Credit Rating for long-term senior debt of at least A3, or
●	Fitch Credit Rating for long-term senior debt of at least A-
Demand/Transaction accounts are expected to earn interest at market competitive rates. Deposits, individually or in aggregate, may not exceed 35% of the portfolio including any cash balances.  Additionally, Deposit investments exceeding $1 million dollars requires the approval of the CEO prior to investment.

C)	Money Market Funds

Dealers are to be selected based upon consideration of their relative financial strength, reputation, participation in money and financial markets, evaluation of the fund’s portfolio structure and securities, management fees, absence of purchase or sales loads, rankings by various sources, etc.

D)	Commercial Paper
Commercial Paper must be A-1 by Standard & Poor’s, P-1 by Moody’s, F-1 by Fitch and mature within 365 days.  Total outstanding commercial paper may not constitute more than 35% of the portfolio including any cash balances.
5.   Diversification

No individual investment issuer shall represent more than 35% at market of the overall investments portfolio, including any cash balances. However, direct obligations of the U.S. government or its agencies, certificates of deposit, demand/transaction deposits and time deposits, repurchase agreements, and money market funds, including U.S. Government Mortgage Pass-Through Securities, are not permitted to exceed the 35% per issuer limit, providing they meet the guidelines noted above.
6.   Portfolio Restrictions

The following is a list of prohibited investments.

1.	Auction Rate Securities,
2.	Corporate High Yield Bonds (i.e. less than BBB quality),
3.	Common Stock or other publicly-traded equities,
4.	Private Placements,
5.	Commercial Mortgages,
6.	Non-liquid Equity Participations,
7.	Limited Partnerships,
8.	Real Estate (excluding investments purchased for operational purposes),
9.	Commodities,
10.	Precious Metals,
11.	Derivatives: Margin Trades, Options, Futures, Options on Futures, Short Sales and Forwards, and
12.	Mutual Funds comprised primarily of equity investments that would be otherwise restricted.

Any exceptions to the Restricted Investments must be approved by the Board in writing. In the case of investments which were originally purchased as “permitted investments but subsequently reverted to “restricted investments” (e.g. downgrades of corporate bonds), such investments are to be separately evaluated and sold/retained as deemed appropriate by the CFO/Treasurer with the objective of liquidating any out-of-policy investments within a reasonable period

7.   Review of the Investment Policy

As business needs and resources change, this policy may be modified to reflect the needs of the company.  The Board (or Audit Committee of the Board), with input from the CEO and CFO shall review this investment policy as needed and make revisions as necessary.

EXHIBIT 6.10

ERISA PLANS

US Ecology, Inc. 401(k) Savings and Retirement Plan #003

US Ecology, Inc. Group Insurance Plan #712